EXHIBIT 99.1

Audited consolidated financial statements of First Data Corporation as of December 31, 2018 and 2017 and for each of the fiscal years ended December 31, 2018, 2017 and 2016.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of First Data Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of First Data Corporation (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, cash flows and equity for each of the three years in the period ended December 31, 2018, and the related notes and the financial statement schedule of valuation and qualifying accounts (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2018 and 2017, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 26, 2019 expressed an unqualified opinion thereon.

Adoption of New Accounting Standard

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for revenue as a result of the adoption of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), and the amendments in ASUs 2015-14, 2016-08, 2016-10 and 2016-12 effective January 1, 2018.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

EY or one of its predecessors began serving consecutively as the Company’s (or one of its predecessors) auditor in 1980.

Atlanta, Georgia

February 26, 2019

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,
(in millions, except per share amounts)	2018	2017	2016
Revenues:
Revenues excluding reimbursable items(a)	$8,679	$8,129	$7,839
Reimbursable items	819	3,923	3,745

Total revenues	9,498	12,052	11,584

Expenses:
Cost of revenues (exclusive of items shown below)	3,005	3,128	3,192
Selling, general, and administrative	2,651	2,178	2,035
Depreciation and amortization	1,009	972	949
Other operating expenses, net	119	143	51

Total expenses excluding reimbursable items	6,784	6,421	6,227
Reimbursable items	819	3,923	3,745

Total expenses	7,603	10,344	9,972

Operating profit	1,895	1,708	1,612

Interest expense, net	(917)	(931)	(1,078)
Loss on debt extinguishment	(153)	(80)	(70)
Other income	201	16	17

Income before income taxes and equity earnings in affiliates	1,026	713	481
Income tax expense (benefit)	49	(729)	81
Equity earnings in affiliates	221	222	260

Net income	1,198	1,664	660
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	193	199	240

Net income attributable to First Data Corporation	$1,005	$1,465	$420

Net income attributable to First Data Corporation per share:
Basic	$1.08	$1.60	$0.47
Diluted	$1.05	$1.56	$0.46

Weighted-average common shares outstanding:
Basic	929	916	902
Diluted	957	940	921

(a)

Includes processing fees, administrative service fees, and other fees charged to merchant alliances accounted for under the equity method of $203 million, $215 million, and $198 million for the years ended December 31, 2018, 2017, and 2016, respectively.

The 2018 results include the impact of adopting Accounting Standards Codification (ASC) 606 and ASC 340-40 (collectively, the New Revenue Standard). See note 1 “Summary of Significant Accounting Policies” for more information.

See notes to consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended December 31,
(in millions)	2018	2017	2016
Net income	$1,198	$1,664	$660
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	(127)	201	(153)
Pension liability adjustments	(2)	72	38
Derivative instruments	(46)	9	3
Other	2	—	—

Total other comprehensive (loss) income, net of tax	(173)	282	(112)

Comprehensive income	1,025	1,946	548
Less: Comprehensive income attributable to noncontrolling interests and redeemable noncontrolling interest	186	211	235

Comprehensive income attributable to First Data Corporation	$839	$1,735	$313

See notes to consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in millions, except par value)	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$555	$498
Accounts receivable, net of allowance for doubtful accounts of $46 and $45	2,217	2,176
Settlement assets	11,423	20,363
Prepaid expenses and other current assets	319	335

Total current assets	14,514	23,372
Property and equipment, net of accumulated depreciation of $1,647 and $1,588	905	951
Goodwill	17,460	17,710
Customer relationships, net of accumulated amortization of $5,509 and $5,940	1,763	2,184
Other intangibles, net of accumulated amortization of $2,271 and $2,665	1,893	1,935
Investment in affiliates	1,055	1,054
Other long-term assets	737	1,063

Total assets	$38,327	$48,269

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,636	$1,659
Short-term and current portion of long-term borrowings	1,170	1,271
Settlement obligations	11,423	20,363

Total current liabilities	14,229	23,293
Long-term borrowings	16,429	17,927
Deferred tax liabilities	97	77
Other long-term liabilities	528	886

Total liabilities	31,283	42,183

Commitments and contingencies (See note 15)
Redeemable noncontrolling interest	77	72
First Data Corporation stockholders’ equity:
Class A Common stock, $0.01 par value; 1,600 shares authorized as of December 31, 2018 and December 31, 2017, 584 shares and 492 shares issued as of December 31, 2018 and December 31, 2017, respectively; and 568 shares and 482 shares outstanding as of December 31, 2018 and December 31, 2017, respectively	6	5
Class B Common stock, $0.01 par value; 448 and 523 shares authorized as of December 31, 2018 and December 31, 2017, respectively; 369 shares and 443 shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	4	4
Preferred Stock, $0.01 par value; 100 shares authorized as of December 31, 2018 and December 31, 2017; no shares issued and outstanding as of December 31, 2018 and December 31, 2017	—	—
Class A Treasury stock, at cost, 16 shares and 11 shares as of December 31, 2018 and December 31, 2017, respectively	(251)	(149)
Additional paid-in capital	13,791	13,495
Accumulated loss	(8,067)	(9,059)
Accumulated other comprehensive loss	(1,310)	(1,144)

Total First Data Corporation stockholders’ equity	4,173	3,152

Noncontrolling interests	2,794	2,862

Total equity	6,967	6,014

Total liabilities and equity	$38,327	$48,269

See notes to consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(in millions)	2018	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,198	$1,664	$660
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	1,090	1,073	1,061
Deferred income taxes	107	(853)	(38)
Charges related to other operating expenses, net and other income	(82)	127	34
Loss on debt extinguishment	153	80	70
Stock-based compensation expense	248	245	263
Other non-cash and non-operating items, net	46	41	45
(Decrease) increase in cash, excluding the effects of acquisitions and dispositions, resulting from changes in:
Accounts receivable, current and long term	(156)	(196)	(81)
Other assets, current and long term	4	(36)	61
Accounts payable and other liabilities, current and long term	(284)	(82)	35
Income tax accounts	(17)	(16)	1

Net cash provided by operating activities	2,307	2,047	2,111

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(310)	(271)	(232)
Payments to secure customer service contracts, including outlays for conversion, and capitalized systems development costs	(294)	(247)	(245)
Acquisitions, net of cash acquired	(17)	(1,607)	(6)
Proceeds from dispositions	549	88	38
Proceeds from the maturity of net investment hedges	26	90	—
Proceeds from sale of property and equipment	1	—	38
Other investing activities, net	(54)	(5)	46

Net cash used in investing activities	(99)	(1,952)	(361)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	(130)	823	205
Proceeds from issuance of long-term debt	4,750	4,968	3,533
Payment of call premiums and debt issuance cost	(141)	(63)	(53)
Principal payments on long-term debt	(6,301)	(5,409)	(5,073)
Payment of taxes related to net settlement of equity awards	(115)	(94)	(61)
Proceeds from issuance of common stock	68	50	23
Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest	(255)	(260)	(316)
Other financing activities, net	—	(6)	8

Net cash (used in) provided by provided by financing activities	(2,124)	9	(1,734)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(26)	7	(34)

Change in cash, cash equivalents and restricted cash	58	111	(18)

Cash, cash equivalents and restricted cash at beginning of period	525	414	432

Cash, cash equivalents and restricted cash at end of period	$583	$525	$414

SUPPLEMENTAL CASH FLOW INFORMATION:
Income tax payments, net of refunds received	$156	$142	$118
Interest paid	917	916	1,032
Distributions received from equity method investments	255	266	304
NON-CASH TRANSACTIONS:
Capital leases, net of trade-ins	$37	$112	$136
Other financing arrangements	—	102	79

See notes to consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY

	First Data Corporation Stockholders’
	Common Stock				Treasury Stock		Additional Paid-In Capital	Accumulated Loss	Accumulated Other Comprehensive Income (Loss)
(in millions)	Class A		Class B		Class A					Noncontrolling Interest
	Shares	Amount	Shares	Amount	Shares	Amount					Total
Balance, December 31, 2015	180	$2	719	$7	—	$—	$12,910	$(10,944)	$(1,307)	$2,992	$3,660
Dividends and distributions paid to noncontrolling interests(a)	—	—	—	—	—	—	—	—	—	(283)	(283)
Net income(b)	—	—	—	—	—	—	—	420	—	207	627
Other comprehensive loss	—	—	—	—	—	—	—	—	(107)	(5)	(112)
Adjustments to redemption value of redeemable noncontrolling interest	—	—	—	—	—	—	4	—	—	—	4
Stock compensation expense	—	—	—	—	—	—	263	—	—	—	263
Stock activity under stock compensation plans and other	188	2	(175)	(2)	5	(61)	33	—	—	—	(28)

Balance, December 31, 2016	368	4	544	5	5	(61)	13,210	(10,524)	(1,414)	2,911	4,131

Dividends and distributions paid to noncontrolling interests(a)	—	—	—	—	—	—	—	—	—	(229)	(229)
Net income(b)	—	—	—	—	—	—	—	1,465	—	168	1,633
Other comprehensive income	—	—	—	—	—	—	—	—	270	12	282
Adjustments to redemption value of redeemable noncontrolling interest	—	—	—	—	—	—	1	—	—	—	1
Stock compensation expense	—	—	—	—	—	—	245	—	—	—	245
Stock activity under stock compensation plans and other	114	1	(101)	(1)	6	(88)	39	—	—	—	(49)

Balance, December 31, 2017	482	5	443	4	11	(149)	13,495	(9,059)	(1,144)	2,862	6,014

Adoption of New Revenue Standard	—	—	—	—	—	—	—	(13)	—	—	(13)
Dividends and distributions paid to noncontrolling interests(a)	—	—	—	—	—	—	—	—	—	(223)	(223)
Net income(b)	—	—	—	—	—	—	—	1,005	—	162	1,167
Other comprehensive loss	—	—	—	—	—	—	—	—	(166)	(7)	(173)
Adjustments to redemption value of redeemable noncontrolling interest	—	—	—	—	—	—	(6)	—	—	—	(6)
Stock compensation expense	—	—	—	—	—	—	248	—	—	—	248
Stock activity under stock compensation plans and other	86	1	(74)	—	5	(102)	54	—	—	—	(47)

Balance, December 31, 2018	568	$6	369	$4	16	$(251)	$13,791	$(8,067)	$(1,310)	$2,794	$6,967

(a)

The total distribution presented in the consolidated statements of equity for the years ended December 31, 2018, 2017, and 2016 excludes $32 million, $31 million, and $33 million, respectively, in distributions paid to redeemable noncontrolling interest not included in equity.

(b)

The total net income presented in the consolidated statements of equity for the years ended December 31, 2018, 2017, and 2016 is $31 million different, $31 million different, and $33 million different, respectively, than the amounts presented in the consolidated statements of income due to the net income attributable to the redeemable noncontrolling interest not included in equity.

See notes to consolidated financial statements.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies

Business Description

First Data Corporation (FDC or the Company) is a global leader in commerce-enabling technology and solutions for merchants, financial institutions, and card issuers. The Company provides merchant transaction processing and acquiring; credit, retail, and debit card processing; prepaid and payroll services; check verification; settlement and guarantee services; and statement printing as well as solutions to help clients grow their businesses including the Company’s Clover line of payment solutions and related applications.

Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in unconsolidated affiliated companies are accounted for under the equity method and are included in “Investment in affiliates” in the accompanying consolidated balance sheets. The Company utilizes the equity method of accounting when the Company is able to exercise significant influence over the investee’s operations, which generally coincides with an ownership interest of between 20% and 50% in an entity.

The Company consolidates an entity’s financial statements when the Company has a controlling financial interest in the entity. Control is normally established when ownership interests exceed 50% in an entity; however, when the Company does not exercise control over a majority-owned entity as a result of other investors having rights over the management and operations of the entity, the Company accounts for the entity under the equity method.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Presentation

Depreciation and amortization, presented as a separate line item on the Company’s consolidated statements of income, does not include amortization of payments for customer contracts which is recorded as contra-revenue within “Revenues excluding reimbursable items.” Also not included is amortization related to equity method investments which is netted within “Equity earnings in affiliates.”

The following table presents the amounts associated with such amortization for the periods presented:

	Year ended December 31,
(in millions)	2018	2017	2016
Amortization of payments for customers contracts	$51	$56	$65
Amortization related to equity method investments	30	45	47

Revenue Recognition

Effective January 1, 2018, revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. To achieve this core principle, the Company applies the following five steps:

1.	Identify the contract with a customer

2.	Identify the performance obligations in the contract

3.	Determine the transaction price

4.	Allocate the transaction price to the performance obligations in the contract

5.	Recognize revenue when or as the Company satisfies a performance obligation

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Revenue is recognized net of taxes collected from customers, which are subsequently remitted to governmental authorities. The Company has elected to present shipping and handling costs associated with its products as a cost of fulfilling the Company’s promise to transfer its products and services.

Transaction and Processing Services

The vast majority of the Company’s revenues are comprised of: 1) fees calculated based on a percentage of the monetary value of transactions processed; 2) fees calculated based on number of transactions processed; 3) fees calculated based on number of accounts on file during a period; or 4) some combination thereof that are associated with transaction and processing services. The Company typically contracts with financial institutions, merchants, or affiliates of those parties. Contracts stipulate the types of processing services and articulate how fees will be incurred and calculated.

The Company’s performance obligations are to stand ready to provide holistic electronic payment processing services consisting of a series of distinct elements that are substantially the same and have the same pattern of transfer over time. The Company’s promise to its customers is to perform an unknown or unspecified quantity of tasks and the consideration received is contingent upon the customers’ use (i.e., number of payment transactions processed, number of cards on file, etc.); as such, the total transaction price is variable. The Company allocates the variable fees charged to the day in which it has the contractual right to bill under the contract.

Revenue is comprised of fees charged to the Company’s customers, net of interchange fees and assessments charged by the credit card associations and debit networks, which are pass-through charges collected on behalf of the card issuers and payment networks. Interchange fees and assessments charged by credit card and debit networks to the Company’s consolidated subsidiaries were as follows for the years ended December 31, 2018, 2017, and 2016.

	Year ended December 31,
(in millions)	2018	2017	2016
Interchange fees and assessments	$27,845	$26,069	$23,810
Debit network fees	3,568	3,227	3,121

Hardware Revenues

The Company may sell or lease hardware (POS devices) and other peripherals as part of its contract with customers. Hardware typically consists of terminals or Clover devices. The Company does not manufacture hardware, but purchases hardware from third-party vendors and holds the hardware in inventory until purchased by a customer. The Company accounts for sales of hardware as a separate performance obligation and recognizes the revenue at its standalone selling price when the customer obtains control of the hardware.

Professional Services Revenues

The Company’s professional services generally consist of professional services sold as part of a new or existing agreement or sold as a separate service. The Company’s professional services may or may not be considered distinct based on the nature of the services being provided. Professional services are recognized over time as control is transferred to the customer, either as the professional services are performed or as the services from a combined performance obligation are transferred to the customer (over the term of the related transaction and processing agreement).

Other

Other revenues principally include software licensing (fixed and usage based) and maintenance. The Company’s software licensing and maintenance are considered distinct and are generally recognized at their standalone selling prices when the software code is delivered to the client and over the maintenance period, respectively.

The Company charges processing fees to its alliances. In situations where an alliance is accounted for under the equity method, the Company’s consolidated revenues include the processing fees charged to the alliance, as presented in the consolidated statements of income within “Revenues excluding reimbursable items”.

Contracts with Multiple Performance Obligations

The Company’s contracts with its customers can consist of multiple performance obligations, for example in the case of hardware sold with transaction and processing services. For these contracts, the Company accounts for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determines the standalone selling prices based on its overall pricing objectives, taking into consideration market conditions and other factors, including the customer class.

See note 3 “Revenue Recognition” of these consolidated financial statements for additional discussion.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Deferred Revenue

The Company records deferred revenue when it receives payments or issues invoices in advance of transferring control of promised goods or services to a customer. A significant portion of this balance relates to service contracts where the Company received payments from customers for upfront conversions/implementation type activities which do not transfer value to the customer but rather are used in fulfilling the related performance obligations that transfer over time. The advance consideration received from customers is deferred over the contract term or a longer period if it provides the customer with a material right. The deferred revenue is recognized when underlying performance obligations are achieved. As of December 31, 2018 and 2017, current deferred revenue included within “Accounts payable and accrued liabilities” in the Company’s consolidated balance sheets was $134 million and $167 million, respectively. As of December 31, 2018 and 2017, noncurrent deferred revenue included within “Other long-term liabilities” in the Company’s consolidated balance sheets was $164 million and $177 million, respectively.

In January 2017, the Company determined that standalone value had been achieved for its Clover terminal devices, principally because a secondary market had been established. The Company accounted for the change on a prospective basis. Beginning January 1, 2017, the Company recognized revenue on sales of Clover terminal devices upon delivery, while Clover terminal devices sold prior to January 1, 2017 continued to be deferred over the term of the respective processing agreement. As of December 31, 2017, $36 million of the Company’s deferred revenue represented sales of Clover terminal devices which did not have standalone value prior to the change in accounting. In connection with the adoption of the New Revenue Standard on January 1, 2018, the Company recorded the deferred revenue associated with the Clover terminals that had previously lacked standalone value to “Accumulated loss” in the consolidated balance sheet.

Stock-Based Compensation

Stock-based compensation to employees is measured at the grant date fair values of the respective stock options and restricted stock awards. An estimate of forfeitures is applied when calculating compensation expense. To calculate the estimated forfeiture rate, the Company performed an analysis of all forfeitures over a five year period and continues to evaluate the actual forfeiture rate compared to its estimate. The estimated forfeiture rate will be adjusted as actual forfeitures vary from the estimate, resulting in the recognition of compensation cost only for awards that vest. Any effect of a change in estimated forfeitures will be recognized through a cumulative catch-up adjustment. The Company recognizes compensation cost on service based awards with graded vesting on a straight-line basis over the requisite service period for the entire award. The Company recognizes compensation cost on performance-based restricted stock grants on a grant basis graded schedule. See note 5 “Stock Compensation Plans” of these consolidated financial statements for details regarding the Company’s stock-based compensation plan.

Treasury Stock

In connection with the vesting of restricted stock awards or exercise of stock options, shares of Class A and Class B common stock are delivered to the Company by employees to satisfy tax withholding obligations. The Company accounts for treasury stock activities under the cost method whereby the cost of the acquired stock is recorded as treasury stock. Because Class B common stock converts automatically to Class A common stock upon any transfer, whether or not for value, except for certain transactions described in the Company’s amended and restated certificate of incorporation, all shares of treasury stock are Class A common stock.

Foreign Currency Translation

The U.S. dollar is the functional currency of the Company’s U.S.-based businesses and certain foreign-based businesses. Significant operations with a local currency as their functional currency include operations in the United Kingdom, Australia, Germany, Ireland, and Brazil. Foreign currency-denominated assets and liabilities for these units and other less significant operations are translated into U.S. dollars based on exchange rates prevailing at the end of the period, and revenues and expenses are translated at average exchange rates during each monthly period. The effects of foreign exchange gains and losses arising from the translation of assets and liabilities of those entities where the functional currency is not the U.S. dollar are included as a component of Other Comprehensive Income (OCI). Intercompany loans are generally not considered invested on a long-term basis and such foreign currency gains and losses are included in “Other income” on the consolidated statements of income. Transaction gains and losses related to operating assets and liabilities are included in “Cost of revenues” and “Selling, general, and administrative” in the consolidated statements of income and were immaterial for all periods presented. Non-operating transaction gains and losses derived from non-operating assets and liabilities are included in “Other income” on the consolidated statements of income and are separately disclosed in note 17 “Supplemental Financial Information” of these consolidated financial statements.

There has been a steady devaluation of the Argentine peso relative to the United States dollar in recent years, primarily due to inflation. A highly inflationary economy is defined as an economy with a cumulative inflation rate of approximately 100 percent or more over a three-year period. If a country’s economy is classified as highly inflationary, the financial statements of the foreign entity operating in that country must be remeasured to the functional currency of the reporting entity. As of June 30, 2018, the Argentine economy was designated as highly inflationary for accounting purposes. Accordingly, beginning July 1, 2018 the Company began reporting the financial results of its operations in Argentina at the functional currency of the parent, which is the U.S. dollar. Exchange gains and losses from the remeasurement of monetary assets and liabilities for the six months ended December 31, 2018 are reflected in “Other income” on the consolidated statements of income rather than “Accumulated other comprehensive loss” on the consolidated balance sheet. The Company recognized $2 million in foreign currency exchange losses for the six months ended December 31, 2018 from remeasurement of the operations in Argentina to the parent functional currency.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Derivative Financial Instruments

The Company is exposed to various financial and market risks, including those related to changes in interest rates and foreign currency exchange rates that exist as part of its ongoing business operations. The Company uses derivative instruments (i) to mitigate cash flow risks with respect to changes in interest rates (forecasted interest payments on variable rate debt), (ii) to maintain a desired ratio of fixed rate and floating rate debt, and (iii) to protect the net investment in certain foreign subsidiaries and/or affiliates with respect to changes in foreign currency exchange rates. The Company’s objective is to engage in risk management strategies that provide adequate downside protection.

Derivative instruments are entered into for periods consistent with related underlying exposures. The Company applies strict policies to manage each of these risks, including prohibition against derivatives trading, derivatives market-making or any other speculative activities.

The Company formally documents all relationships between hedging instruments and the underlying hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that have been designated as cash flow hedges to forecasted transactions and net investment hedges to the underlying investment in a foreign subsidiary or affiliate. For designated hedges, the Company formally assesses, both at inception of the hedge and on an ongoing basis, whether the hedge is highly effective in offsetting changes in cash flows or foreign currency exposure of the underlying hedged items. The Company also performs an assessment of the probability of the forecasted transactions on a periodic basis. If it is determined that a derivative ceases to be highly effective during the term of the hedge or if the forecasted transaction is no longer probable, the Company discontinues hedge accounting prospectively for such derivative.

The Company monitors the financial stability of its derivative counterparties and all counterparties are investment grade. The credit risk inherent in these agreements represents the possibility that a loss may occur from the nonperformance of a counterparty to the agreements. The Company performs a review at inception of the hedge, as circumstances warrant, and at least on a quarterly basis, of the credit risk of these counterparties. The Company also monitors the concentration of its contracts with individual counterparties. The Company’s exposures are in liquid currencies (primarily in U.S. dollars, euros, Australian dollars, British pounds, and Canadian dollars), so there is minimal risk that appropriate derivatives to maintain the hedging program would not be available in the future.

The Company recognizes all derivative financial instruments in the consolidated balance sheets as assets or liabilities at fair value. Such amounts are recorded in “Other current assets”, “Other long-term assets”, “Accounts payable and accrued liabilities” or “Other long-term liabilities” in the consolidated balance sheets. The Company’s policy is to present all derivative balances on a gross basis, without regard to counterparty master netting agreements or similar arrangements. Changes in fair value of derivative instruments are recognized immediately in “Other income” on the consolidated statements of income unless the derivative is designated and qualifies for hedge accounting. For derivatives that qualify as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity as a component of OCI and then recognized in “Interest expense, net” in the consolidated statements of income in the same period or periods during which the hedged item affects earnings. For derivatives that qualify as a hedge of a net investment in a foreign operation, the gain or loss is reported in OCI as part of the cumulative translation adjustment to the extent the hedge is effective. Any ineffective portions of cash flow hedges and net investment hedges are recognized in “Other income” in the consolidated statements of income during the period of change. Additional discussion of derivative instruments is provided in note 14 “Derivative Financial Instruments” of these consolidated financial statements.

Noncontrolling and Redeemable Noncontrolling Interests

Noncontrolling interests represent the minority shareholders’ share of the net income or loss and equity in consolidated subsidiaries. The Company’s noncontrolling interests are presented pretax in the consolidated statements of income as “Net income attributable to noncontrolling interests and redeemable noncontrolling interest” because the majority of the Company’s non wholly-owned consolidated subsidiaries are flow through entities for tax purposes. Noncontrolling interests are presented as a component of equity in the consolidated balance sheets and reflect the original investments by these noncontrolling shareholders in the consolidated subsidiaries, along with their proportionate share of the earnings or losses of the subsidiaries, net of dividends or distributions. Noncontrolling interests that are redeemable at the option of the holder are presented outside of equity and are carried at their estimated redemption value. See note 6 “Stockholders’ Equity and Redeemable Noncontrolling Interest” of these consolidated financial statements for more information. A noncontrolling interest is recorded on the date of acquisition based on the total fair value of the acquired entity and the noncontrolling interest’s share of that value.

Reserve for Merchant Credit Losses

With respect to the merchant acquiring business, the Company’s merchant customers (or those of its unconsolidated alliances) have the legal obligation to refund any charges properly reversed by the cardholder. However, in the event the Company is not able to collect the refunded amounts from the merchants, the Company may be liable for the reversed charges. The Company’s risk in this area primarily relates to situations where the cardholder has purchased goods or services to be delivered in the future.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company’s obligation to perform is minimal in relation to the total dollar volume processed. The Company requires cash deposits, guarantees, letters of credit or other types of collateral from certain merchants to minimize this obligation. Collateral held by the Company is classified within “Settlement assets” and the obligation to repay the collateral if it is not needed is classified within “Settlement obligations” on the Company’s consolidated balance sheets. The Company also utilizes a number of systems and procedures to manage merchant risk. Despite these efforts, the Company historically has experienced some level of losses due to merchant defaults. The amount of collateral held by the Company was $596 million and $632 million as of December 31, 2018 and 2017, respectively.

The Company’s contingent obligation relates to imprecision in its estimates of required collateral. A provision for this obligation is recorded based primarily on historical experience of credit losses and other relevant factors such as economic downturns or increases in merchant fraud. Merchant credit losses are included in “Cost of revenues” in the Company’s consolidated statements of income. The amount of the reserves attributable to entities consolidated by the Company was $28 million and $29 million as of December 31, 2018 and 2017, respectively.

Income Taxes

The Company and its domestic subsidiaries file a consolidated U.S. income tax return. The Company’s foreign operations file income tax returns in their local jurisdictions. Income taxes reflect the net tax effects of temporary differences between the financial reporting carrying amounts of assets and liabilities and the corresponding income tax amounts. The Company has deferred tax assets and liabilities and maintains valuation allowances where it is more likely than not that all or a portion of deferred tax assets will not be realized. To the extent the Company determines that it will not realize the benefit of some or all of its deferred tax assets, these deferred tax assets will be adjusted through the Company’s provision for income taxes in the period in which this determination is made.

The Company recognizes the tax benefits from uncertain tax positions only when it is more likely than not, based on the technical merits of the position, that the tax position will be sustained upon examination, including the resolution of any related appeals or litigation. The tax benefits recognized in the consolidated financial statements from such a position are measured as the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution.

Research and Development

The Company accounts for research and development costs in accordance with Accounting Standards Codification subtopic 730-10, Research and Development (ASC 730-10). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred research and development expenses of $143 million and $150 million during the years ended December 31, 2018 and 2017, respectively.

Cash and Cash Equivalents

Investments (other than those included in settlement assets) with original maturities of three months or less (that are readily convertible to cash) are considered to be cash equivalents and are stated at cost, which approximates market value. Cash and cash equivalents that were restricted from use due to regulatory requirements are included in “Other long-term assets” in the consolidated balance sheets and was $28 million, $27 million, and $30 million as of December 31, 2018, 2017, and 2016 respectively.

Accounts and Leasing Receivables

Accounts receivable balances are stated at amounts due from customers, net of allowance for doubtful accounts. The Company records allowances for doubtful accounts when it is probable that the accounts receivable balance will not be collected. Long-term accounts receivable balances are included in “Other long-term assets” in the consolidated balance sheets.

The Company has receivables associated with its POS terminal leasing businesses. Leasing receivables are included in “Accounts receivable” and “Other long-term assets” in the consolidated balance sheets. The Company recognizes interest income on its leasing receivables using the effective interest method. Interest income from leasing receivables is included in “Revenues excluding reimbursable items” in the consolidated statements of income. For direct financing leases, the interest rate used incorporates initial direct costs included in the net investment in the lease. For sales type leases, initial direct costs are expensed as incurred.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over the lesser of the estimated useful life of the related assets (generally three years to 10 years for equipment, furniture, and leasehold improvements, and 30 years for buildings) or the lease term. Maintenance and repairs which do not extend the useful life of the respective assets are expensed as incurred.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table presents depreciation expense related to property and equipment, including equipment under capital lease:

Year ended December 31,
(in millions)	Amount
2018	$320
2017	321
2016	300

Goodwill and Other Intangible Assets

Goodwill represents the excess of purchase price over tangible and intangible assets acquired less liabilities assumed arising from business combinations. Goodwill is generally allocated to reporting units based upon relative fair value (taking into consideration other factors such as synergies) when an acquired business is integrated into multiple reporting units. The Company’s reporting units are at the operating segment level or one level below the operating segment level for which discrete financial information is prepared and regularly reviewed by management. When a business within a reporting unit is disposed of, goodwill is allocated to the disposed business using the relative fair value method. Fair value is estimated using a discounted cash flow analysis.

The Company tests goodwill annually for impairment, as well as upon an indicator of impairment, at the reporting unit level. The Company performed its annual goodwill impairment test in the fourth quarters of 2018, 2017, and 2016. As of October 1, 2018, the most recent impairment analysis date, the fair value of each reporting unit exceeded its carrying value. The Company did not record any goodwill impairment charges in 2018, 2017, and 2016.

Customer relationships represent the estimated value of the Company’s relationships with customers, primarily merchants and financial institutions, to which it provides services. Customer relationships are amortized based on the pattern of undiscounted cash flows for the period as a percentage of total projected undiscounted cash flows. The Company selected this amortization method for these customer relationships based on a conclusion that the projected undiscounted cash flows could be reliably determined.

The Company capitalizes initial payments for new contracts and contract renewals. The initial payments for new contracts and contract renewals are amortized on a straight-line basis as a reduction of revenue over the benefit period, which is generally the contract term, unless a commensurate payment is not expected at renewal.

The Company capitalizes conversion related costs associated with enabling customers to receive its processing services. These costs are amortized on a straight-line basis over the expected benefit period of seven years based on the related services being provided and are recorded as an expense in “Depreciation and amortization” in the consolidated statements of income.

The Company develops software that is used in providing processing services to customers. To a lesser extent, the Company also develops software to be sold or licensed to customers. Costs incurred during the preliminary project stage are expensed as incurred. Capitalization of costs begins when the preliminary project stage is completed and management, with the relevant authority, authorizes and commits to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalization of costs ceases when the software is substantially complete and ready for its intended use. Software development costs are amortized on a straight-line basis over the estimated useful life of the software, which is generally five years. Software acquired in connection with business combinations is amortized on a straight-line basis over the estimated useful life of the software which generally ranges from three years to 10 years.

In addition to capitalized contract and software development costs, other intangibles include copyrights, patents, purchased software, and trademarks acquired in business combinations. Other intangible assets, except for the First Data trade name discussed in note 4 “Goodwill and Other Intangibles” of these consolidated financial statements, are amortized on a straight-line basis over the length of the contract or benefit period, which generally ranges from three years to 25 years.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Fair value is defined by accounting guidance as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses the hierarchy prescribed in the accounting guidance for fair value measurements, based upon the available inputs to the valuation and the degree to which they are observable or not observable in the market. The Company maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs. The three levels in the hierarchy are as follows:

•	Level 1 Inputs-Quoted prices (unadjusted) for identical assets or liabilities in active markets that are accessible as of the measurement date.

•

Level 2 Inputs-Inputs other than quoted prices within Level 1 that are observable either directly or indirectly, including but not limited to quoted prices in markets that are not active, quoted prices in active markets for similar assets or liabilities, and observable inputs other than quoted prices such as interest rates or yield curves.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

•

Level 3 Inputs-Unobservable inputs reflecting the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

During the years ended December 31, 2018, 2017, and 2016 the Company did not record any adjustments over $5 million to the carrying value of existing assets based on non-recurring fair value measurements, other than as discussed in note 11 “Other Operating Expenses, Net” .

Net Income Per Share

Basic net income per share is calculated by dividing Net income attributable to First Data Corporation by the weighted-average shares outstanding during the period, without consideration for any potential dilutive shares. Diluted net income per share is computed by dividing Net income attributable to First Data Corporation by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the potentially dilutive securities had been issued. Potentially dilutive securities include outstanding stock options, unvested restricted stock, and unvested restricted stock awards. The dilutive effect of potentially dilutive securities is reflected in diluted net income per share by application of the treasury stock method. Under the treasury stock method, an increase in the fair market value of the Company’s common stock can result in a greater dilutive effect from potentially dilutive securities.

Reclassifications

Certain amounts for prior years have been reclassified to conform with the current year financial statement presentation.

New Accounting Guidance

Recently Adopted Accounting Guidance

Stock-based Compensation

In May 2017, the FASB issued guidance that clarifies when changes to terms or conditions of a stock-based payment award must be accounted for as a modification. Under the new guidance, companies only apply modification accounting guidance if the fair value, vesting conditions or classification of an award changes. The guidance was adopted prospectively to awards modified on or after the adoption date. The Company adopted the new guidance on January 1, 2018. The impact of adoption on the Company’s consolidated financial statements is dependent on future changes to share-based compensation awards.

In June 2018, the FASB issued guidance that simplifies the accounting for share-based payments to nonemployees in exchange for goods and services by aligning with the accounting for share-based payments to employees, with certain exceptions. The standard is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption is permitted. The Company adopted the new guidance on July 1, 2018, using the modified retrospective approach, with an immaterial impact to the Company’s consolidated financial statements.

Statement of Cash Flows

In November 2016, the FASB issued guidance that changes the presentation of restricted cash and restricted cash equivalents on the statement of cash flows. Under the new guidance, companies are required to include restricted cash and restricted cash equivalents with the cash and cash equivalents line item when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. Given this change, transfers between cash, cash equivalents, and restricted cash and cash equivalents are no longer reported as cash flow activities on the statement of cash flows. The guidance was applied using a retrospective transition method to each period presented. The Company adopted the new guidance on January 1, 2018 with no material impact to its statement of cash flows.

Pension Costs

In March 2017, the FASB issued guidance that requires employers that sponsor defined benefit plans for pensions and/or other post-retirement benefits to present the service cost component of net periodic benefit cost in the same income statement line item as other employee compensation costs arising from services rendered during the period. Only the service cost component will be eligible for capitalization in assets. Employers will present the other components of the net periodic benefit cost separately from the line item that includes the service cost and outside of any subtotal of operating income, if one is presented. These components will not be eligible for capitalization in assets. The Company adopted the new guidance on January 1, 2018, using a retrospective approach. The impact on the Company’s consolidated financial statements for the years ended December 31, 2018, 2017, and 2016 was an increase (decrease) in operating expense and a decrease (increase) in “Interest expense, net” of $9 million, $6 million, and $(10) million, respectively.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Derivatives and Hedging

In August 2017, the FASB issued guidance to simplify the current application of hedge accounting. This standard is intended to better align a company’s risk management strategies and financial reporting for hedging relationships through changes to both designation and measurement for qualifying hedging relationships and more accurately presenting the economic effects in the financial statements. In addition, the new guidance establishes flexibility in the requirements to qualify and maintain hedge accounting. The Company adopted the new guidance on January 1, 2018 with no material impact to the Company’s consolidated financial statements.

Revenue Recognition

In May 2014, the FASB issued Accounting Standards Codification (ASC) 606 and ASC 340-40 (collectively, the New Revenue Standard) that requires companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in an exchange for those goods or services. It also requires enhanced disclosures about revenue, provides guidance for transactions that were not previously addressed comprehensively, and improves guidance for multiple-element arrangements. The FASB has subsequently issued several amendments to the New Revenue Standard, including clarification on accounting for licenses, identifying performance obligations, and principal versus agent consideration (reporting revenue gross vs. net).

The Company adopted the New Revenue Standard using a modified retrospective basis on January 1, 2018 to all contracts that were not completed. The adoption resulted in an increase to the January 1, 2018 balance of accumulated loss of $13 million for the cumulative effect of applying the New Revenue Standard. This impact was principally driven by certain software arrangements being recognized sooner; changes related to costs to obtain customers, including the related amortization period; and the release of deferred revenue associated with Clover terminals that had previously lacked standalone value. Under the modified retrospective basis, the Company did not restate its comparative consolidated financial statements for these effects.

The following tables present the impact of adopting the New Revenue Standard on the Company’s consolidated financial statements for the year ended December 31, 2018:

	Year ended December 31, 2018
(in millions, except per share amounts)	As Reported	Adjustments	Amounts Without Adoption of ASC 606
Revenues:
Revenues excluding reimbursable items	$8,679	$(157)	$8,522
Reimbursable items	819	3,568	4,387

Total revenues	9,498	3,411	12,909

Expenses:
Total expenses excluding reimbursable items	6,784	(129)	6,655
Reimbursable items	819	3,568	4,387

Total expenses	7,603	3,439	11,042

Operating profit	1,895	(28)	1,867

Interest expense, net	(917)	—	(917)
Loss on debt extinguishment	(153)	—	(153)
Other income	201	—	201

Income before income taxes and equity earnings in affiliates	1,026	(28)	998
Income tax expense	49	(7)	42
Equity earnings in affiliates	221	—	221

Net income	1,198	(21)	1,177
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	193	—	193

Net income attributable to First Data Corporation	$1,005	$(21)	$984

Net income attributable to First Data Corporation per share:
Basic	$1.08	$(0.02)	$1.06
Diluted	$1.05	$(0.02)	$1.03

The adoption of the New Revenue Standard had an immaterial impact on the Company’s consolidated balance sheet and consolidated statement of cash flows as of and for the year ended December 31, 2018. See note 3 “Revenue Recognition” for more information.

Recently Issued Accounting Guidance

Leases

In February 2016, the FASB issued guidance which requires lessees to recognize most leases on their balance sheets but recognize expenses in the income statement in a manner similar to today’s accounting and adds new presentation and disclosure requirements for both lessees and lessors. The accounting guidance for lessors remains largely unchanged. The Company expects the adoption to result in gross up on its consolidated balance sheets from the recognition of assets and liabilities arising out of operating leases. The Company will recognize assets for the right to use the underlying leased property during the lease term and will recognize liabilities for the corresponding financial obligation to make lease payments to the lessor.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company will adopt the new standard on January 1, 2019 using a modified retrospective approach that permits an entity to use the effective date as the date of initial application through the recognition of a cumulative effect adjustment to the opening balance of retained earnings upon adoption. The Company plans to elect the transition package of practical expedients permitted within the standard, which eliminates the requirements to reassess prior conclusions about lease identification, lease classification, and initial direct costs. Further, the Company plans to elect a short-term lease exception policy, permitting the Company to not apply the recognition requirements of this standard to leases with terms of 12 months or less, and to elect an accounting policy to account for lease and non-lease components as a single component for certain classes of assets. The Company is substantially complete with the evaluation of the impact on the consolidated financial statements of adopting the new lease standard and does not anticipate a material impact on the consolidated balance sheets or to retained earnings. Additionally, the Company does not anticipate the adoption of the standard will impact any debt covenants or result in significant changes to the internal processes, including the internal control over financial reporting.

Credit Losses

In June 2016, the FASB issued guidance that will change the accounting for credit loss impairment. Under the new guidance, companies are required to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. This new guidance will be effective for public companies for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

Internal-Use Software

In August 2018, the FASB issued guidance to align the requirements for capitalizing certain implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The standard is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The guidance provides flexibility in adoption, allowing for either retrospective adjustment or prospective adjustment for all implementation costs incurred after the date of adoption. The Company adopted the new guidance on a prospective basis on January 1, 2019 with no material impact to the consolidated financial statements.

Fair Value Measurements

In August 2018, the FASB issued guidance that modified the disclosures on fair value measurements by removing the requirement to disclose the amount and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy and the policy for timing of such transfers. The new guidance also expands disclosure requirements for Level 3 fair value measurements, primarily focused on changes in unrealized gains and losses included in other comprehensive income. The standard is effective for financial statements issued for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company is in the process of evaluating the impact of the guidance on its consolidated financial statements.

Securities and Exchange Commission Disclosure Requirements

In August 2018, the Securities and Exchange Commission (SEC) issued a final rule that amends certain disclosure requirements that were duplicative, outdated or superseded. In addition, the final rule expanded the financial reporting requirements for changes in stockholders’ equity for interim reporting periods. The Company will update its disclosure for this new rule beginning with the quarter ended March 31, 2019.

Derivatives and Hedging

In October 2018, the FASB issued guidance which expands the list of U.S. benchmark interest rates permitted in the application of hedge accounting. The amendments permit the use of the overnight index swap rate based on the Secured Overnight Financing Rate to be used as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815. The new guidance is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years and should be applied prospectively for qualifying new or redesignated hedging relationships entered into after January 1, 2019. The Company will adopt the guidance on January 1, 2019, and does not expect any material impact.

Comprehensive Income

In February 2018, the FASB issued guidance that permits a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. The amendments also require certain disclosures about stranded tax effects. The Company adopted the guidance on January 1, 2019, which did not have a significant impact on the Company’s consolidated financial statements.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Consolidation

In October 2018, the FASB issued new guidance on consolidation. The new guidance provides that indirect interests held through related parties in common control arrangements should be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests. The new guidance is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years and should be applied retrospectively with a cumulative effect adjustment to retained earnings at the beginning of the earliest period presented. Early adoption is permitted. The Company is in the process of evaluating the impact of the guidance on its consolidated financial statements.

Note 2: Borrowings

The following table presents the borrowings for the years ended December 31, 2018 and 2017.

	As of December 31,
(in millions)	2018	2017
Short-term borrowings:
Foreign lines of credit and other arrangements	$224	$205
Senior Secured Revolving Credit Facility	250	272
Receivable securitized loan	472	600
Unamortized deferred financing costs(a)	(3)	(3)

Total short-term borrowings	943	1,074
Current portion of long-term borrowings:
Senior secured term loan facility due 2020	—	78
Senior secured term loan facility due 2023	119	—
Other arrangements and capital lease obligations	108	119

Total current portion of long-term borrowings	227	197

Total short-term and current portion of long-term borrowings	1,170	1,271

Long-term borrowings:
Senior secured term loan facility due 2020	—	1,404
Senior secured term loan facility due 2022	2,518	3,758
Senior secured term loan facility due 2023	4,631	—
Senior secured term loan facility due 2024	3,892	3,892
5.375% Senior secured first lien notes due 2023	1,210	1,210
5.0% Senior secured first lien notes due 2024	1,883	1,900
5.75% Senior secured second lien notes due 2024	2,176	2,200
7.0% Senior unsecured notes due 2023	—	3,400
Unamortized discount and unamortized deferred financing costs(a)	(91)	(123)
Other arrangements and capital lease obligations	210	286

Total long-term borrowings(b)	16,429	17,927

Total borrowings	$17,599	$19,198

(a)

Unamortized deferred financing costs and certain lenders’ fees associated with debt transactions were capitalized as discounts and are amortized on a straight-line basis, which approximates the effective interest method, over the remaining term of the respective debt.

(b)

As of December 31, 2018 and 2017, the fair value of the Company’s long-term borrowings, excluding other arrangements and capital lease obligations, was $15.7 billion and $18.2 billion, respectively. The estimated fair value of the Company’s long-term borrowings was primarily based on market trading prices and is considered to be a Level 2 measurement.

Foreign Lines of Credit and Other Arrangements

As of December 31, 2018 and 2017, the Company had $516 million and $546 million, respectively, available under short-term lines of credit and other arrangements with foreign banks and alliance partners primarily to fund settlement activity. As of December 31, 2018 and 2017, this included a $290 million and $355 million, respectively, committed line of credit for one of the Company’s consolidated alliances. The remainder of these arrangements are primarily associated with international operations and are in various functional currencies, the most significant of which are the Australian dollar, the Polish zloty, and the euro. Of the amounts outstanding as of December 31, 2018 and 2017, $13 million and $15 million, respectively, were uncommitted. The weighted-average interest rate associated with foreign lines of credit was 2.6% and 2.9% for the years ended December 31, 2018 and 2017, respectively.

Receivable Securitization Agreement

The Company has a consolidated wholly-owned subsidiary, First Data Receivables, LLC (FDR). FDR and FDC entered into an agreement where certain wholly-owned subsidiaries of FDC agreed to transfer and contribute receivables to FDR. FDR’s assets are not available to satisfy obligations of any other entities or affiliates of FDC. FDR’s creditors will be entitled, upon its liquidation, to be satisfied out of FDR’s assets prior to any assets or value in FDR becoming available to FDC. As of December 31, 2018 and 2017, the Company transferred $726 million and $748 million, respectively, in receivables to FDR as part of the securitization program. As of December 31, 2018, the maximum borrowing capacity, subject to collateral availability, under the agreement is $581 million. FDR utilized the receivables as collateral in borrowings of $472 million and $600 million as of December 31, 2018 and 2017, respectively. As of December 31, 2018 and 2017, the receivables held by FDR are recorded within “Accounts receivable, net” in the Company’s consolidated balance sheets. The weighted average interest rate on the securitization facility borrowings was 3.65% and 2.8% as of December 31, 2018 and 2017, respectively.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

In July 2018, the Company amended its Receivable Securitization Program (Securitization) to extend the maturity from June 2020 to July 2021. In addition, under the amended terms, loans under the Securitization will accrue interest at a rate that is 1.15% higher than LIBOR, down from LIBOR plus 1.5% under the previous agreement, or a base rate equal to the highest of (i) the applicable lender’s “reference” or “prime” rate, or (ii) the federal funds rate plus 0.50%. The Securitization also includes an unused fee at a rate that ranges from 45 to 90 basis points depending on the level of utilization under securitization.

Senior Unsecured Revolving Credit Facility

The company has a $33 million senior unsecured revolving credit facility maturing December 20, 2019, available for letters of credit. The interest rate associated with the credit facility is 1.85%. As of December 31, 2018 and December 31, 2017, the Company had $30 million and $0 million of outstanding letters of credit.

Senior Secured Credit Facility

On October 26, 2018, the Company refinanced its senior secured term loan facility due 2020 with a $6 billion senior secured credit facility due 2023 which consists of a $1.25 billion five year revolver and a $4.75 billion senior secured term loan facility. See “Senior Secured Revolving Credit Facility Due October 2023” and “Senior Secured Term Loan Facility Due October 2023” sections within this note. In addition, the applicable interest rates on the Company’s existing Senior Secured Term Loan Facilities were refinanced, see “Senior Secured Term Loan Facility Due June 2020”, “Senior Secured Term Loan Facility Due July 2022”, and “Senior Secured Term Loan Facility Due April 2024” sections within this note.

The senior secured term loan facilities also require mandatory prepayments based on a percentage of excess cash flow generated by the Company if the Company does not satisfy the leverage ratio. All obligations under the senior secured term loan facilities are fully and unconditionally guaranteed by most of the domestic, wholly-owned material subsidiaries of the Company, subject to certain exceptions.

Senior Secured Revolving Credit Facility Due October 2023

On October 26, 2018, the Company refinanced its $1.25 billion senior secured revolving credit facility maturing on June 2, 2020 extending the maturity to October 26, 2023. Up to $250 million of the senior secured revolving credit facility is available for letters of credit, of which $5 million and $29 million of letters of credit were issued under the facilities as of December 31, 2018 and 2017, respectively. All letters of credit expire on or prior to January 1, 2020 with a one-year renewal option. As of December 31, 2018, $995 million remained available. Interest on the senior secured revolving credit facility refinanced in 2018 is payable at a rate equal to either (a) LIBOR for deposits in the applicable currency plus 1.50% or (b) solely with respect to revolving loans denominated in U.S. dollars, a base rate plus 0.50%. Interest on the senior secured revolving credit facility outstanding in 2017 was payable at a rate equal to either (a) LIBOR for deposits in the applicable currency plus 3.50% or (b) solely with respect to revolving loans denominated in U.S. dollars, a base rate plus 2.50%. The weighted-average interest rate on these facilities was 3.85% and 5.74% for the years ended December 31, 2018 and 2017, respectively. The new commitment fee rate for the unused portion of the facility is 0.375% per year. Previously, the commitment fee rate for the unused portion of the facility was 0.50% per year. The applicable interest rate and commitment fee may be reduced based on the Company’s leverage ratio.

Senior Secured Term Loan Facility Due June 2020

On January 23, 2017, the Company incurred an aggregate principal amount of $1.3 billion in new U.S. dollar denominated term loans maturing on June 2, 2020. The interest rate applicable to this term loan facility was either LIBOR plus 1.75% or a base rate plus 0.75%. The Company is required to make quarterly principal payments of 1.25% on this term loan facility. The term loan facility was utilized to pay down a portion of the existing 6.75% senior secured first lien notes. In connection with this transaction, the Company recorded $56 million in loss on debt extinguishment for the year ended December 31, 2017.

In November 2017, the Company incurred additional debt of $250 million against this term loan facility to partially fund the purchase of BluePay. The Company made principal payments of $57 million and $70 million in 2018 and 2017, respectively.

On October 5, 2018, the Company made a prepayment of $500 million utilizing $344 million of cash from operations and $156 million of borrowings from the receivable securitization facility. On October 26, 2018, the Company repaid the remaining outstanding balance of $923 million from the proceeds of the new senior secured term loan due October 2023. In connection with these transactions, the Company recorded $4 million in loss on debt extinguishment for the year ended December 31, 2018.

Senior Secured Term Loan Facility Due July 2022

On June 14, 2017, the Company refinanced $2.7 billion of U.S. dollar-denominated senior secured term loans maturing on July 2022 and paid off $1.0 billion of euro-denominated senior secured term loans maturing on March 2021 and July 2022. The U.S. dollar-denominated July 2022 term loan facility was upsized by $1.0 billion, to pay

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

off the euro-denominated term loans. Post transaction, the U.S. dollar-denominated July 2022 term loan facility approximates $3.8 billion of U.S. dollar-denominated term loans maturing July 2022. In connection with this transaction, the Company recorded $9 million in loss on debt extinguishment and $4 million in debt issuance costs for the year ended December 31, 2017. The interest rate applicable to this term loan facility is either LIBOR plus 2.00% or a base rate plus 1.00% as of December 31, 2018 and either LIBOR plus 2.25% or a base rate plus 1.25 as of December 31, 2017.

In December 2018, the Company repaid $775 million under the senior secured term loan facility due July 2022. In connection with this transaction, the Company recorded $7 million in loss on debt extinguishment for the year ended December 31, 2018. The Company made additional payments of $465 million throughout the year ended December 31, 2018 on the senior secured term loan facility due July 2022.

Senior Secured Term Loan Facility Due October 2023

On October 26, 2018, the Company issued $4.75 billion of U.S. dollar-denominated senior secured term loans maturing October 2023. The interest rate applicable to the term loan facility is either LIBOR plus 1.50% or a base rate plus 0.50% as of December 31, 2018. The Company is required to make quarterly principal payments of 0.625% on this term loan facility in the initial year and 1.25% thereafter. In October 2018, the Company drew down $975 million and repaid the remaining balance of the senior secured term loan facility due June 2020 of $923 million. In December 2018, the Company drew down $3.775 billion and repaid in full the 7.0% senior unsecured notes due 2023 and amounts outstanding under the senior secured term loan facility due July 2022.

Senior Secured Term Loan Facility Due April 2024

On November 15, 2017, the Company refinanced $3.9 billion of U.S. dollar-denominated senior secured term loans maturing on April 2024. The proceeds were utilized to pay down the existing March 2021 term loan facility. In connection with this transaction, the Company recorded $9 million in loss on debt extinguishment for the year ended December 31, 2017.The interest rate applicable to this term loan facility is either LIBOR plus 2.00% or a base rate plus 1.00% as of December 31, 2018 and either LIBOR plus 2.25% or a base rate plus 1.25% as of December 31, 2017.

5.375% Senior Secured First Lien Notes Due August 2023

On August 11, 2015, the Company issued $1.2 billion aggregate principal amount of 5.375% senior secured first lien notes due August 15, 2023. Interest on the notes will be payable semi-annually in cash each year, commencing on February 15, 2016. The Company may redeem the notes, in whole or in part, prior to August 15, 2020 at established redemption prices plus accrued and unpaid interest to the redemption date. Thereafter, the Company may redeem the notes at par.

5.0% Senior Secured First Lien Notes Due January 2024

On March 29, 2016, the Company issued additional $900 million aggregate principal amount to the existing $1.0 billion principal amount issued November 25, 2015 of 5.0% senior secured first lien notes due January 2024. The Company may redeem the notes, in whole or in part, prior to January 15, 2019 at a price equal to 100% of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium”. Thereafter, the Company may redeem the notes, in whole or in part, at established redemption prices.

5.75% Senior Secured Second Lien Notes Due January 2024

On November 25, 2015, the Company issued $2.2 billion aggregate principal amount of 5.75% senior secured second lien notes due January 15, 2024. Interest on the notes is payable semi-annually in cash on January 15 and July 15 of each year. The Company may redeem the notes, in whole or in part, prior to January 15, 2019 at a price equal to 100% of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium”. Thereafter, the Company may redeem the notes, in whole or in part, at established redemption prices.

7.0% Senior Unsecured Notes Due December 2023

On November 18, 2015, the Company issued $3.4 billion aggregate principal amount of 7.0% senior unsecured notes due December 1, 2023. Interest on the notes is payable semi-annually in cash on June 1 and December 1 of each year. In December 2018, the Company repaid in full the 7% senior unsecured notes due 2023. In connection with this transaction, the Company recorded $142 million in loss on debt extinguishment.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Maturities

The following table presents the future aggregate annual maturities of the Company’s capital leases and long-term debt excluding unamortized discounts and deferred financing cost:

Year ended December 31, (in millions)	Par Amount
2019	$227
2020	292
2021	311
2022	2,800
2023	5,161
Thereafter	7,956

Total	$16,747

Guarantees and Covenants

All obligations under the senior secured revolving credit facility and senior secured term loan facilities are unconditionally guaranteed by most of the existing and future, direct and indirect, wholly-owned, material domestic subsidiaries of the Company. The senior secured facilities contain a number of covenants that, among other things, restrict the Company’s ability to incur additional indebtedness; create liens; enter into sale and leaseback transactions; engage in mergers or consolidations; sell or transfer assets; pay dividends and distributions or repurchase the Company’s capital stock; make investments, loans or advances; prepay certain indebtedness; make certain acquisitions; engage in certain transactions with affiliates; amend material agreements governing certain indebtedness; and change its lines of business. The senior secured facilities also require the Company to not exceed a maximum senior secured leverage ratio and contain certain customary affirmative covenants and events of default, including a change of control. The senior secured term loan facilities also require mandatory prepayments based on a percentage of excess cash flow generated by the Company. The Company is in compliance with all applicable covenants.

All senior secured notes are guaranteed on a senior secured basis by each of the Company’s existing and future direct and indirect wholly-owned domestic subsidiaries that guarantees the Company’s senior secured credit facilities. Each of the guarantees of the notes is a general senior obligation of each guarantor and rank senior in right of payment to all existing and future subordinated indebtedness of the guarantor subsidiary. The notes rank equal in right of payment with all existing and future senior indebtedness of the guarantor subsidiary but are effectively senior to the guarantees of the Company’s existing senior unsecured notes and the Company’s existing senior secured second lien notes to the extent of the Company’s and the guarantor subsidiary’s value of the collateral securing the notes. The 5.375% senior secured first lien notes and 5.0% senior secured first lien notes are effectively equal in right of payment with each other and the guarantees of the Company’s senior secured credit facilities. Each series of notes are effectively subordinated to any obligations secured by liens permitted under the indenture for the particular series of notes and structurally subordinated to any existing and future indebtedness and other liabilities of any subsidiary of a guarantor that is not also a guarantor of the notes.

All obligations under the senior secured first lien notes and senior secured second lien notes also contain a number of covenants similar to those described for the senior secured obligations. The Company is in compliance with all applicable covenants.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 3: Revenue Recognition

Disaggregation of Revenue

The following tables present revenues disaggregated by primary geographical regions and product types for year ended December 31, 2018:

	Year ended December 31, 2018
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Total
North America	$4,414	$1,721	$1,441	$7,576
EMEA	679	439	14	1,132
LATAM	333	133	1	467
APAC	201	115	7	323

Total Revenue(a)(b)	$5,627	$2,408	$1,463	$9,498

(a)	See note 8 “Segment Information” for the reconciliation to segment revenues.
(b)	Global Business Solutions includes non wholly-owned entities and Global Financial Solutions includes reimbursable items, which includes postage and customized orders.

Year ended December 31, 2018
(in millions)	Total
Transaction and processing services	$8,421
Hardware, Professional Services, and Other	1,077

Total Revenue(a)	$9,498

(a)	See note 8 “Segment Information” for the reconciliation to segment revenues.

Contract Balances

Accounts Receivable

As of December 31, 2018 and 2017, long-term accounts receivable, net of allowance for doubtful accounts, included within “Other long-term assets” in the consolidated balance sheets was $220 million and $272 million, respectively.

Contract Liabilities

The following table presents the changes in deferred revenue for year ended December 31, 2018:

(in millions)	Year ended December 31, 2018
Balance, beginning of the period	$344
New Revenue Standard adjustments	(39)
Deferral of revenue	258
Recognition of unearned revenue	(223)
Other (primarily foreign currency translation)	(42)

Balance, end of period	$298

Remaining Performance Obligation

Over 95% of the Company’s performance obligations relate to transaction and processing services or hardware that are subject to a practical expedient (e.g., variable consideration) or point in time recognition, respectively. The Company’s contracts with customers typically do not specify fixed revenues to be realized. Certain customer contracts contain fixed minimums and non-refundable up-front fees (fixed price guarantees). However, the amounts which are considered fixed price guarantees are not material to total consolidated revenue. The Company’s contracts with Small Medium Business (SMB) merchants within the Global Business Solutions segment typically have a contractual duration of less than one year. Larger contracts in the Global Business Solutions, Global Financial Solutions, and Network & Security Solutions segments typically have contractual terms ranging from one to fifteen years with variability being resolved on a daily basis.

Costs to Obtain and Fulfill a Contract

The Company capitalizes incremental costs to obtain new contracts and contract renewals and amortizes these costs on a straight-line basis as a reduction of revenue over the benefit period, which is generally the contract term, unless a commensurate payment is not expected at renewal. As of December 31, 2018 and 2017, the Company had $152 million and $145 million, respectively, of capitalized contract costs included within “Other intangibles, net” on the consolidated balance sheets. For the years ended December 31, 2018, 2017, and 2016 the Company had $51 million, $56 million, and $65 million respectively, of contra-revenue related to these costs.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company expenses sales commissions as incurred for the Company’s sales commission plans that are paid on recurring monthly revenues, portfolios of existing customers, or have a substantive stay requirement prior to payment.

The Company capitalizes conversion related costs associated with enabling customers to receive its processing services. These costs are amortized on a straight-line basis over the expected benefit period of seven years based on the related services being provided, and are reflected within “Depreciation and amortization” in the Company’s consolidated statement of income. As of December 31, 2018 and 2017, the Company had $172 million and $160 million, respectively, of capitalized conversion costs, net of amortization, included within “Other intangibles, net” on the consolidated balance sheets. For the years ended December 31, 2018, 2017, and 2016, the Company had $41 million, $30 million, and $29 million, respectively, of amortization expense related to these costs.

Note 4: Goodwill and Other Intangibles

The following table presents changes to goodwill for the years ended December 31, 2017 and 2018:

(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Totals
Balance as of January 1, 2017
Goodwill	$15,505	$1,966	$2,284	$19,755
Accumulated impairment losses	(1,363)	(683)	(1,013)	(3,059)

	14,142	1,283	1,271	16,696

Acquisitions	875	—	—	875
Dispositions	—	(17)	(48)	(65)
Other adjustments (primarily foreign currency)	104	100	—	204

Balance as of December 31, 2017
Goodwill	16,484	2,049	2,236	20,769
Accumulated impairment losses	(1,363)	(683)	(1,013)	(3,059)

	15,121	1,366	1,223	17,710

Acquisitions	6	—	—	6
Dispositions	—	(141)	—	(141)
Other adjustments (primarily foreign currency)	(65)	(49)	(1)	(115)

Balance as of December 31, 2018
Goodwill	16,425	1,859	2,235	20,519
Accumulated impairment losses	(1,363)	(683)	(1,013)	(3,059)

	$15,062	$1,176	$1,222	$17,460

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The intangible amortization expense associated with customer relationships and other intangibles, including amortization associated with investments in affiliates, was as follows for the periods indicated:

Year ended December 31, (in millions)	Amount
2018	$770
2017	752
2016	761

The carrying value of the First Data trade name is $604 million for both the years ended December 31, 2018 and 2017. Upon consideration of many factors, including the determination that there are no legal, regulatory or contractual provisions that limit the useful life of the First Data trade name, the Company determined that the First Data trade name had an indefinite useful life. The Company also considered the effects of obsolescence, demand, competition, other economic factors, and its ability to maintain and protect the trade name without significant expenditures. The First Data trade name is expected to contribute directly or indirectly to the future cash flows of the Company for an indefinite period. As an indefinite lived asset, the First Data trade name is not amortized but is reviewed annually for impairment until such time as it is determined to have a finite life. The First Data trade name was not impaired as of December 31, 2018 or 2017.

The following table provides the components of other intangibles:

	As of December 31,
	2018			2017
(in millions)	Cost	Accumulated Amortization	Net of Accumulated Amortization	Cost	Accumulated Amortization	Net of Accumulated Amortization
Customer relationships	$7,272	$(5,509)	$1,763	$8,124	$(5,940)	$2,184

Other intangibles:
Conversion costs	$271	$(99)	$172	$302	$(142)	$160
Contract costs	317	(165)	152	324	(179)	145
Software	2,262	(1,646)	616	2,552	(1,920)	632
Other, including trade names	1,314	(361)	953	1,422	(424)	998

Total other intangibles	$4,164	$(2,271)	$1,893	$4,600	$(2,665)	$1,935

The estimated future aggregate amortization expense for the next five years is as follows:

Year ended December 31, (in millions)	Amount(a)
2019	$643
2020	581
2021	442
2022	356
2023	245

(a)	Actual amortization expense will be higher due to future activity that generates new intangible assets.

The Company evaluates contract costs, conversion costs, and all other long lived assets for impairment on an annual basis or whenever events of changes in circumstances indicate that the carrying amounts may not be recoverable. Any assets that are determined to be unrecoverable are written down to their fair value.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 5: Stock Compensation Plans

The Company provides stock-based compensation awards to its employees under the 2015 Omnibus Incentive Plan (stock plan). The total number of shares of Class A common stock that may be issued under the stock plan is 71 million, plus any shares of Class B common stock subject to outstanding awards granted under the Company’s 2007 Equity Plan that are forfeited, terminated, canceled, expired unexercised, withheld in payment of the exercise price, or withheld to satisfy tax withholding obligations which automatically converted on a one-for-one basis into shares of Class A common stock. The stock plan allows for the Company to award an equity interest in the Company or an award that can be settled in cash measured by reference to the value of the Company’s Class A common stock.

Total stock-based compensation expense recognized in the “Cost of revenues” and “Selling, general, and administrative” line items of the consolidated statements of income resulting from stock options, non-vested restricted stock awards, and non-vested restricted stock units was as follows for the years ended December 31, 2018, 2017, and 2016:

Year ended December 31, (in millions)	Cost of revenues	Selling, general, and administrative	Total
2018	$44	$204	$248
2017	72	173	245
2016(a)	112	151	263

(a)	Directly associated with the Company’s initial public offering, the Company incurred $52 million in stock-based compensation expense during 2016.

Employee Stock Purchase Plan

The Company has an employee stock purchase plan under which the sale of 6.3 million shares of the Company’s common stock is authorized. The price for shares purchased under the plan is 95% of the market value on the last day of each calendar quarter. For the years ended December 31, 2018, 2017, and 2016 the amount of shares issued under the plan were not material.

Stock Options

During the years ended December 31, 2018, 2017, and 2016, time-based options were granted under the stock plan. The time-based options have a contractual term of 10 years. Time-based options vest equally over a three to five year period from the date of issuance.

As of December 31, 2018, there was approximately $25 million of total unrecognized compensation expense related to stock options to be recognized over a weighted-average period of approximately two years.

The fair value of stock options granted for the years ended December 31, 2018, 2017, and 2016 were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Year ended December 31,
	2018	2017	2016
Risk-free interest rate	2.88%	2.28%	2.08%
Dividend yield	—	—	—
Expected volatility	29.59%	38.97%	41.33%
Expected term (in years)	7	7	7
Fair value of options	$8.12	$7.52	$5.33

Risk-free interest rate-The risk-free rate for stock options granted during the period was determined by using a zero-coupon U.S. Treasury rate for the periods that coincided with the expected terms listed above.

Expected dividend yield-No routine dividends are currently being paid, or are expected to be paid in future periods.

Expected volatility-As the Company does not have sufficient historical data due to its relatively short history of being publicly traded, the expected volatility is based on the historical volatilities of a group of guideline companies.

Expected term-The Company estimated the expected term by utilizing the “simplified method” as allowed by the SEC.

Fair value of options-The Company determined the fair value based on discounted cash flows and comparison to a group of guideline companies prior to being publicly traded on October 15, 2015 and the Company’s closing stock price thereafter.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

A summary of stock option activity for the years ended December 31, 2018 and 2017 was as follows:

(options in millions)	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value (in millions)
Outstanding as of December 31, 2016	39	$12.00
Granted	—	—
Exercised	(5)	9.94
Canceled / Forfeited	—	—

Outstanding as of December 31, 2017	34	12.27	6 years	$150

Granted	1	19.36
Exercised	(5)	10.38
Canceled / Forfeited	—	—

Outstanding as of December 31, 2018	30	12.70	5 years	$124

Options exercisable as of December 31, 2018	24	11.98	5 years	$117

The total intrinsic value related to stock options exercised for the years ended December 31, 2018, 2017, and 2016 was $50 million, $32 million, and $6 million, respectively.

Restricted Stock Awards and Restricted Stock Units

The grant date fair value of each award is based on the closing stock price at the date of grant. Grants were made as incentive awards, which generally vest 20% on the first anniversary, 40% on the second anniversary, and the remaining 40% on the third anniversary. As of December 31, 2018, there was approximately $259 million of total unrecognized compensation expense related to restricted stock that will be recognized over the respective service period of approximately one year. During 2018, 2017, and 2016, the Company did not pay any significant cash amounts to repurchase stock awards from employees that terminated employment with the Company.

A summary of restricted stock award and restricted stock unit activity for the years ended December 31, 2018 and 2017 is as follows:

(awards/units in millions)	Awards/Units	Weighted-Average Grant-Date Fair Value
Non-vested as of December 31, 2016	34	$13.59
Granted	23	16.94
Vested	(15)	13.86
Canceled / Forfeited	(4)	14.11

Non-vested as of December 31, 2017	38	15.47

Granted	12	16.80
Vested	(14)	14.79
Canceled / Forfeited	(4)	15.82

Non-vested as of December 31, 2018	32	16.24

The total fair value of shares vested (measured as of the date of vesting) for the years ended December 31, 2018, 2017, and 2016 was $215 million, $204 million, and $137 million, respectively.

Note 6: Stockholders’ Equity and Redeemable Noncontrolling Interest

Dividends

The Company’s senior secured revolving credit facility, senior secured term loan facility, and the indentures governing the senior secured notes limit the Company’s ability to pay dividends. The restrictions are subject to numerous qualifications and exceptions, including an exception that allows the Company to pay a dividend to repurchase, under certain circumstances, stock held by employees, officers and directors that were obtained in connection with the stock compensation plan. The Company has not paid any cash dividends since the IPO.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Other Comprehensive Income

The income tax effects allocated to and the cumulative balance of each component of OCI are as follows:

(in millions)	Beginning Balance	Pretax Gain (Loss) Amount	Tax (Benefit) Expense	Net-of- Tax Amount	Ending Balance
As of December 31, 2018
Foreign currency translation adjustment(a)	$(1,128)	$(124)	$(4)	$(120)	$(1,248)
Pension liability adjustments	(26)	(5)	(3)	(2)	(28)
Derivative instruments	12	(46)	—	(46)	(34)
Other	(2)	—	(2)	2	—

	$(1,144)	$(175)	$(9)	$(166)	$(1,310)

As of December 31, 2017
Foreign currency translation adjustment(a)	$(1,317)	$165	$(24)	$189	$(1,128)
Pension liability adjustments	(98)	93	21	72	(26)
Derivative instruments	3	9	—	9	12
Other	(2)	—	—	—	(2)

	$(1,414)	$267	$(3)	$270	$(1,144)

As of December 31, 2016
Foreign currency translation adjustment(a)	$(1,169)	$(149)	$(1)	$(148)	$(1,317)
Pension liability adjustments(b)	(136)	34	(4)	38	(98)
Derivative instruments	—	3	—	3	3
Other	(2)	—	—	—	(2)

	$(1,307)	$(112)	$(5)	$(107)	$(1,414)

(a)

Net-of-tax Foreign currency translation adjustment for the years ended December 31, 2018, 2017, and 2016 is different than the amount presented on the consolidated statements of comprehensive income by $(7) million, $12 million, and $(5) million, respectively, due to the foreign currency translation adjustment related to noncontrolling interests not included above.

(b)

2016 pretax benefit includes an approximate $10 million reclassification out of OCI to “Interest expense, net” in the consolidated statements of income related to the lump sum cash payout of certain U.S. based pension liabilities.

Redeemable Noncontrolling Interest

The following table presents a summary of the redeemable noncontrolling interest activity:

(in millions)	Redeemable Noncontrolling Interest
Balance as of January 1, 2016	$77
Distributions	(33)
Share of income	33
Adjustment to redemption value of redeemable noncontrolling interest	(4)

Balance as of December 31, 2016	73
Distributions	(31)
Share of income	31
Adjustment to redemption value of redeemable noncontrolling interest	(1)

Balance as of December 31, 2017	72
Distributions	(32)
Share of income	31
Adjustment to redemption value of redeemable noncontrolling interest	6

Balance as of December 31, 2018	$77

Note 7: Net Income Per Share Attributable to First Data Corporation

Basic net income per share is calculated by dividing net income attributable to FDC by the weighted-average shares outstanding during the period, without consideration for any potential dilutive shares. Diluted net income per share has been computed to give effect to the impact, if any, of shares issuable upon the assumed exercise of the Company’s common stock equivalents, which consist of outstanding stock options and unvested restricted stock. The dilutive effect of potentially dilutive securities is reflected in net income per share by application of the treasury stock method. Under the treasury stock method, an increase in the fair value of the Company’s common stock can result in a greater dilutive effect from potentially dilutive securities. Both Class A and B common stock are included in the net income per share attributable to First Data Corporation calculation because they have the same rights other than voting.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table sets forth the computation of the Company’s basic and diluted net income attributable to First Data Corporation per share for the years ended December 31, 2018, 2017, and 2016:

	Year ended December 31,
(in millions, except per share amounts)	2018	2017	2016
Numerator:
Net income attributable to First Data Corporation	$1,005	$1,465	$420

Denominator:
Weighted-average shares used in computing net income per share, basic	929	916	902
Effect of dilutive securities	28	24	19

Total dilutive securities	957	940	921

Net income attributable to First Data Corporation per share:
Basic	$1.08	$1.60	$0.47
Diluted(a)	1.05	1.56	0.46

Anti-dilutive shares excluded from diluted net income per share	5	12	21

(a)	Potentially dilutive securities whose effect would have been anti-dilutive are excluded from the computation of diluted earnings per share for all periods presented.

Note 8: Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by a company’s chief operating decision maker (CODM), or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company is organized into three segments: Global Business Solutions, Global Financial Solutions, and Network & Security Solutions.

The business segment measurements provided to and evaluated by the CODM are computed in accordance with the principles listed below:

•	The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

•	Intersegment revenues are eliminated in the segment that sells directly to the end market.

•	Segment revenue excludes reimbursable items.

•

Segment EBITDA (earnings before net interest expense, income taxes, depreciation, and amortization) includes equity earnings in affiliates and excludes depreciation and amortization expense, net income attributable to noncontrolling interests, other operating expenses, net, other income, and stock-based compensation.

•

For significant affiliates, segment revenue and segment EBITDA are reflected based on the Company’s proportionate share of the results of the Company’s investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests. For other affiliates, the Company includes equity earnings in affiliates, excluding amortization expense, in segment revenue and segment EBITDA.

•

Corporate operations include corporate-wide governance functions such as the Company’s executive management team, tax, treasury, internal audit, corporate strategy, and certain accounting, human resources and legal costs related to supporting the corporate function. Costs incurred by Corporate that are attributable to a segment are allocated to the respective segment.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following tables present the Company’s reportable segment results for the years ended December 31, 2018, 2017, and 2016:

	Year ended December 31, 2018
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Corporate	Totals
Revenues:
Total revenues	$5,537	$1,596	$1,489	$—	$8,622
Equity earnings in affiliates	35	—	—	—	35

Total segment revenues	$5,572	$1,596	$1,489	$—	$8,657

Depreciation and amortization	$510	$339	$120	$7	$976
Segment EBITDA	1,995	662	778	(171)	3,264

	Year ended December 31, 2017
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Corporate	Totals
Revenues:
Total revenues	$4,869	$1,623	$1,543	$—	$8,035
Equity earnings in affiliates	30	—	—	—	30

Total segment revenues	$4,899	$1,623	$1,543	$—	$8,065

Depreciation and amortization	$457	$352	$126	$12	$947
Segment EBITDA	1,824	680	729	(167)	3,066

	Year ended December 31, 2016
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Corporate	Totals
Revenues:
Total revenues	$4,645	$1,593	$1,485	$—	$7,723
Equity earnings in affiliates	36	—	—	—	36

Total segment revenues	$4,681	$1,593	$1,485	$—	$7,759

Depreciation and amortization	$435	$357	$115	$14	$921
Segment EBITDA	1,725	646	666	(145)	2,892

The following table presents a reconciliation of reportable segment amounts to the Company’s consolidated balances for the years ended December 31, 2018, 2017, and 2016:

	Year ended December 31,
(in millions)	2018	2017	2016
Total segment revenues	$8,657	$8,065	$7,759
Adjustments:
Non wholly-owned entities(a)	22	64	80
Reimbursable items(b)	819	3,923	3,745

Consolidated revenues	$9,498	$12,052	$11,584

Total segment EBITDA	$3,264	$3,066	$2,892
Adjustments:
Non wholly-owned entities(a)	35	30	30
Depreciation and amortization	(1,009)	(972)	(949)
Interest expense, net	(917)	(931)	(1,078)
Loss on debt extinguishment	(153)	(80)	(70)
Other items(c)	82	(132)	(61)
Income tax (expense) benefit	(49)	729	(81)
Stock-based compensation	(248)	(245)	(263)

Net income attributable to First Data Corporation	$1,005	$1,465	$420

(a)

Net adjustment to reflect the Company’s proportionate share of the results of the Company’s investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests. Segment revenue for the Company’s significant affiliates is reflected based on the Company’s proportionate share of the results of the Company’s investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests. For other affiliates, the Company includes equity earnings in affiliates, excluding amortization expense, in segment revenue.

(b)	Reimbursable items for the year ended December 31, 2018 reflect adoption of the New Revenue Standard.
(c)	See “Other operating expenses, net” and “Other income” in the Company’s consolidated statements of income.

Total segment assets, capital expenditures, and investment in unconsolidated affiliates are not disclosed, as the Company’s CODM does not utilize such information when allocating resources to the segment or when assessing the segments’ performance.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table presents a reconciliation of reportable segment depreciation and amortization expense to the amounts in the consolidated balances in the consolidated statements of cash flows and consolidated statements of income for the years ended December 31, 2018, 2017, and 2016:

	Year ended December 31,
(in millions)	2018	2017	2016
Segment depreciation and amortization	$976	$947	$921
Adjustments for non-wholly-owned entities	63	70	75
Amortization of payments for customer contracts(a)	51	56	65

Total consolidated depreciation and amortization per consolidated statements of cash flows	1,090	1,073	1,061

Amortization of equity method investment(b)	(30)	(45)	(47)
Amortization of payments for customer contracts(a)	(51)	(56)	(65)

Total consolidated depreciation and amortization per consolidated statements of income	$1,009	$972	$949

(a)	Included in “Revenues excluding reimbursable items” as contra-revenue in the Company’s consolidated statements of income.
(b)	Included in “Equity earnings in affiliates” in the Company’s consolidated statements of income.

The following tables presents revenues and long-lived assets by principal geographic area for the years ended December 31, 2018, 2017, and 2016:

(in millions)	United States	International	Total
Revenues:
2018	$7,463	$2,035	$9,498
2017	10,201	1,851	12,052
2016	9,890	1,694	11,584
Long-Lived Assets:
2018	$20,118	$1,903	$22,021
2017	20,324	2,456	22,780
2016	18,846	2,272	21,118

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 9: Income Tax

The components of pretax income and provision for income taxes for the years ended December 31, 2018, 2017, and 2016, consisted of the following:

	Year ended December 31,
(in millions)	2018	2017	2016
Components of pretax income:
Domestic	$535	$484	$492
Foreign	712	451	249

Pretax income	$1,247	$935	$741

Provision for income taxes:
Federal	$18	$(795)	$20
State and local	(66)	(32)	20
Foreign	97	98	41

Income tax expense (benefit)	$49	$(729)	$81

Effective income tax rate	4%	(78)%	11%

The Company’s effective tax rates differ from statutory rates as follows:

	Year ended December 31,
	2018	2017	2016
Federal statutory rate	21%	35%	35%
State income taxes, net of federal income tax benefit	1	2	2
Nontaxable income from noncontrolling interests	(3)	(7)	(11)
Impact of foreign operations(a)	5	(1)	13
Valuation allowances	(4)	(147)	(35)
Liability for unrecognized tax benefits	(11)	2	—
Prior year adjustments(b)	1	(10)	3
Enacted tax rate changes	—	27	(1)
Other tax reform bill impact for foreign related items	—	17	—
Equity compensation	(1)	—	5
Impact of divestitures	(4)	2	—
Research and development tax credits	(2)	—	—
Other	1	2	—

Effective tax rate	4%	(78)%	11%

(a)	The impact of foreign operations includes the U.S. tax consequences of foreign operations.
(b)	Includes primarily prior year changes in estimates and true-ups for certain foreign and state net operating loss carryforwards as a result of tax rate and restructuring changes.

The Company’s income tax provision (benefit) consisted of the following components:

	Year ended December 31,
(in millions)	2018	2017	2016
Current:
Federal	$(121)	$8	$22
State and local	(24)	23	24
Foreign	87	93	73

	(58)	124	119

Deferred:
Federal	139	(803)	(2)
State and local	(42)	(55)	(4)
Foreign	10	5	(32)

	107	(853)	(38)

Income tax expense (benefit)	$49	$(729)	$81

Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the book and tax bases of the Company’s assets and liabilities. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Deferred tax assets are included in “Other long-term assets” and deferred tax liabilities are included in “Deferred tax liabilities” on the Company’s consolidated balance sheets.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table outlines the principal components of deferred tax items:

	As of December 31,
(in millions)	2018	2017
Deferred tax assets related to:
Reserves and other accrued expenses	$139	$66
Employee related liabilities	112	121
Deferred revenues	16	30
Net operating losses and tax credit carryforwards	1,693	2,281
U.S. foreign tax credits on undistributed earnings	48	39
Foreign exchange loss	2	—

Total deferred tax assets	2,010	2,537
Valuation allowance	(949)	(1,214)

Realizable deferred tax assets	1,061	1,323

Deferred tax liabilities related to:
Property, equipment, and intangibles	(686)	(772)
Pension obligations	(65)	(67)
Investment in affiliates and other	(221)	(209)
Tax on foreign undistributed earnings	(14)	(12)
Foreign exchange gain	—	(35)

Total deferred tax liabilities	(986)	(1,095)

Net deferred tax asset	$75	$228

The Company’s deferred tax assets and liabilities included in the consolidated balance sheets were as follows:

	As of December 31,
(in millions)	2018	2017
Deferred tax assets	$172	$305
Deferred tax liabilities	(97)	(77)

Net deferred tax asset	$75	$228

As of December 31, 2018 and 2017, the Company had recorded valuation allowances of $0.9 billion and $1.2 billion, respectively, against its net deferred tax assets. The decrease to the valuation allowance of $0.3 billion in 2018 was primarily due to gain recapture in Luxembourg, which resulted in a corresponding reduction to the deferred tax asset related to net operating losses.

The following table presents the amounts of federal, state, and foreign net operating loss carryforwards, general business credit, and minimum tax credit carryforwards:

(in millions)	Year ended December 31, 2018
Federal net operating loss carryforwards(a)	$3,105
State net operating loss carryforwards(b)	4,835
Foreign net operating loss carryforwards(c)	2,622
General business credit carryforwards(d)	33
Minimum tax credit carryforwards(e)	15

(a)	If not utilized, these carryforwards will expire by year 2037.
(b)	Will expire if not utilized, for the years 2019, 2020, and 2021 of $244 million, $193 million, and $68 million, respectively, and the remaining through 2038.
(c)

Foreign net operating loss carryforwards of $49 million, if not utilized, will expire in years 2019 through 2038. The remaining foreign net operating loss carryforwards of $2.6 billion have an indefinite life.

(d)	If not utilized, these carryforwards will expire in years 2027 through 2038.
(e)	These carryforwards are refundable credits and will be utilized or refunded between 2019 and 2021.

The Company intends to indefinitely invest its net equity in its foreign operations, with the exception of any undistributed foreign earnings in those jurisdictions with positive earnings. Under the U.S. tax reform law changes enacted during 2017, all existing positive earnings were deemed to be distributed, and future foreign earnings generally will not be taxed in the U.S upon distribution. Accordingly, as of December 31, 2018, no provision had been made for U.S. federal and state income taxes on the cumulative amount of temporary differences related to investments in foreign subsidiaries. Upon sale or liquidation of these investments, the Company would potentially be subject to U.S., state, and foreign income taxes and withholding taxes payable to the various foreign countries. However, it is not practicable to determine the amount of any potential additional tax that may be payable in the event of a sale or liquidation of these investments.

On December 22, 2017, the Tax Cuts and Jobs Act (tax reform bill) was signed into law in the U.S. The provisions of the tax reform bill with the most significant implications to the Company were the reduction of the federal tax rate from 35% to 21%, the creation of a 100% participation exemption for foreign dividends, the enactment of a one-time transition tax on existing foreign earnings, limitations on the deductibility of interest expense, and the establishment of global intangible low-taxed income (GILTI) rules. The first three provisions impacted the year-ended December 31, 2017. At December 31, 2017, the Company made a reasonable estimate of the effects on its

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

existing deferred tax balances, valuation allowance assessment for certain tax assets and the one-time transition tax. The Company recognized a provisional net tax expense of $353 million in the year ended December 31, 2017 related to the tax reform bill, which is included as a component of income tax expense from continuing operations. At December 31, 2018, the Company finalized its 2017 calculation under SAB 118 and did not materially change the net tax expense of $353 million related to the tax reform bill provisionally recorded in 2017.

The tax reform bill subjects a U.S. shareholder to current tax on GILTI earned by certain foreign subsidiaries. The FASB Staff Q&A, Topic 740 No. 5, Accounting for Global Intangible Low-Taxed Income, states that an entity can make an accounting policy election to either recognize deferred taxes for temporary differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI in the year the tax is incurred. The Company has elected to recognize the tax on GILTI as a period expense in the period the tax is incurred.

In addition, given the mechanics of the GILTI calculation, the FASB provides two methods to consider the realizability of net operating loss carryforwards in the valuation allowance assessment: (i) consider the realizable benefit of a net operating loss deferred tax asset by comparing the incremental cash taxes in the calculation of GILTI with and without the net operating loss (the incremental cash tax savings approach) or (ii) consider the tax law ordering to determine whether the net operating loss deferred tax asset is expected to be realized (the tax-law ordering approach). As of December 31, 2018, the Company has finalized its policy election to use the tax law ordering approach in its consideration of the realizability of net operating loss deferred tax assets in its valuation allowance assessment.

A reconciliation of the unrecognized tax benefits was as follows:

(in millions)	Unrecognized Tax Benefits
Balance as of January 1, 2016	$249
Increases for tax positions of prior years	2
Decreases for tax positions of prior years	(1)
Decreases for cash settlements with taxing authorities	(1)
Decreases due to the lapse of the applicable statute of limitations	(9)

Balance as of December 31, 2016	240
Increases for tax positions of prior years	14
Decreases for tax positions of prior years	(10)
Decreases for tax positions related to the current period	(3)
Decreases for cash settlements with taxing authorities	(1)
Decreases due to the lapse of the applicable statute of limitations	(7)
Decreases due to change in tax rates	(13)

Balance as of December 31, 2017	220
Increases for tax positions of prior years	11
Decreases for tax positions of prior years	(122)
Increases for tax positions related to the current period	1
Decreases due to the lapse of the applicable statute of limitations	(15)

Balance as of December 31, 2018	$95

Most of the unrecognized tax benefits are included in “Other long-term liabilities” on the consolidated balance sheets, net of the federal benefit on state income taxes (approximately $5 million as of December 31, 2018). However, those unrecognized tax benefits that affect the federal consolidated tax years ending December 31, 2008 through December 31, 2018 are included in “Other long-term assets” on the consolidated balance sheets, as these items reduce the Company’s net operating loss and credit carryforwards from those periods. The unrecognized tax benefits as of December 31, 2018, 2017, and 2016 included approximately $70 million, $130 million, and $133 million, respectively, of tax positions that, if recognized, would affect the effective tax rate.

The Company recognizes interest and penalties related to unrecognized tax benefits in “Income tax expense (benefit)” in the consolidated statements of income. Cumulative accrued interest and penalties (net of related tax benefits) are not included in the ending balances of unrecognized tax benefits. Cumulative accrued interest and penalties are included in “Other long-term liabilities” on the consolidated balance sheets while the related tax benefits are included in “Other long-term assets” on the consolidated balance sheets. The following table presents the approximate amounts associated with accrued interest expense and the cumulative accrued interest and penalties:

	Year ended December 31,
(in millions)	2018	2017	2016
Current year accrued interest expense (net of related tax benefits)	$4	$6	$5
Cumulative accrued interest and penalties (net of related tax benefits)	13	60	48

As of December 31, 2018, the Company anticipates it is reasonably possible that its liability for unrecognized tax benefits may decrease by approximately $17 million within the next 12 months as a result of the possible closure of federal tax audits, potential settlements with certain states and foreign countries, and the lapse of the statute of limitations in various state and foreign jurisdictions.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company or one or more of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. As of December 31, 2018, the Company was no longer subject to income tax examination by the U.S. federal jurisdiction for years before 2008. State and local examinations are substantially complete through 2010. Foreign jurisdictions generally remain subject to examination by their respective authorities from 2007 forward, none of which are considered major jurisdictions.

Pursuant to the Tax Allocation Agreement executed at the time of the spin-off of The Western Union Company (Western Union) on September 29, 2006, Western Union was responsible for and required to indemnify the Company against all taxes, interest, and penalties that relate to Western Union for periods prior to the spin-off date. During 2018, a pre-spin-off audit cycle was settled for which Western Union indemnified the Company for tax positions covered under the Tax Allocation Agreement. There was no impact to 2018 earnings as a result of this indemnification.

Note 10: Related Party Transactions

Merchant Alliances

A substantial portion of the Company’s business within the Global Business Solutions segment is conducted through merchant alliances. Merchant alliances are alliances between the Company and financial institutions. If the Company has control over an alliance, then the alliance’s financial statements are consolidated with those of the Company and the related processing fees are treated as an intercompany transaction and eliminated upon consolidation. If the Company does not control the alliance, the Company uses the equity method of accounting to account for its investment in the alliance. As a result, the Company’s consolidated revenues include processing fees charged to alliances accounted for under the equity method. No directors or officers of the Company have ownership interests in any of the alliances. The formation of each of these alliances generally involves the Company and the bank contributing contractual merchant relationships to the alliance and a cash payment from one owner to the other to achieve the desired ownership percentage for each. The Company and the bank enter into a long-term processing service agreement as part of the negotiation process. This agreement governs the Company’s provision of transaction processing services to the alliance. As of December 31, 2018 and 2017, the Company had $32 million and $35 million, respectively, of amounts due from unconsolidated merchant alliances included within “Accounts receivable, net” in the Company’s consolidated balance sheets. As of December 31, 2018 and 2017, the Company had $4 million and $6 million, respectively, of amounts due to unconsolidated merchant alliances included within “Accounts payable and accrued liabilities” in the Company’s consolidated balance sheets.

Relationship with KKR Capital Markets

For the years ended December 31, 2018, 2017, and 2016, KKR Capital Markets LLC, an affiliate of KKR, acted as an arranger and bookrunner for various financing transactions under the existing credit agreements, and as an initial purchaser of certain existing notes issued by the Company. KKR Capital Markets LLC, did not receive any fees for the year ended December 31, 2018, but did receive underwriter and transactions fees totaling $2 million and $17 million for the years ended December 31, 2017 and 2016, respectively.

Indemnifications

In the third quarter of 2018, the Company agreed to indemnify the co-founders of KKR if their personal information is misused due to sharing their information under the EU’s 4th Money Laundering Directive for registering the Ultimate Beneficial Owners. The maximum potential amount of future payments the Company could be required to make under this indemnification agreement is unlimited. Management of the Company believes that such matters will not have a material adverse effect on the Company’s results of operations, liquidity or financial condition.

Note 11: Other Operating Expenses, Net

The following table details the components of “Other operating expenses, net” in the consolidated statements of income:

	Year ended December 31,
(in millions)	2018	2017	2016
Restructuring, net	$85	$83	$49
Deal and deal integration costs	3	27	—
Asset impairment	—	13	—
Merchant matters	20	10	—
Other	11	10	2

Other operating expenses, net	$119	$143	$51

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Restructuring

During the years ended December 31, 2018, 2017, and 2016, the Company recorded restructuring charges in connection with ongoing expense management initiatives. The Company has ongoing initiatives, which are expected to result in approximately $20 million over the next twelve months. The Company continues to evaluate operating efficiencies and could incur further restructuring costs beyond these initiatives.

A summary of net pretax charges incurred by segment was as follows for the years ended December 31, 2018, 2017, and 2016:

	Year ended December 31,
(in millions)	2018	2017	2016
Global Business Solutions	$22	$36	$9
Global Financial Solutions	13	17	10
Network & Security Solutions	25	8	3
Corporate	25	22	27

Restructuring, net	$85	$83	$49

The following table summarizes the Company’s utilization of restructuring accruals for the years ended December 31, 2017 and 2018:

(in millions)	Employee Severance	Other	Total
Remaining accrual as of January 1, 2017	$9	$—	$9
Employee expense	83	—	83
Cash payments and other	(71)	—	(71)

Remaining accrual as of December 31, 2017	21	—	21

Employee expense	67	—	67
Exit costs	—	18	18
Cash payments and other	(79)	(11)	(90)

Remaining accrual as of December 31, 2018	$9	$7	$16

Deal and Deal Integration Costs

During 2017, the Company completed three acquisitions, the two largest were CardConnect and BluePay. In connection with these acquisitions, the Company incurred $27 million in deal and deal integration costs for the year ended December 31, 2017. Deal and deal integration costs include asset impairment of $9 million, banker fees and other costs to close the transaction of $7 million, and other integration costs. See note 13 “Acquisitions and Dispositions” of these consolidated financial statements for details regarding the Company’s acquisitions.

Asset Impairment

For the year ended December 31, 2017, the Company incurred $6 million loss on a prepaid asset related to an early contract terminated and a loss of $7 million related to write down of abandoned technology and property.

Merchant Matters

During the years ended December 31, 2018 and 2017 the Company incurred $20 million and $10 million, respectively, in costs related to customer matters.

Other

For the year ended December 31, 2018, the Company incurred $8 million in costs related to the transition of its card processing business in Central and South Eastern Europe. For the year ended December 31, 2017, the $10 million in costs is related to earnout expense associated with a previous acquisition.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 12: Settlement Assets and Obligations

Settlement assets and obligations result from the Company’s processing services and associated settlement activities, including settlement of payment transactions. Settlement assets are generated principally from merchant services transactions. Certain merchant settlement assets that relate to settlement obligations accrued by the Company are held by partner banks to which the Company does not have legal ownership but has the right to use to satisfy the related settlement obligation. The Company records corresponding settlement obligations for amounts payable to merchants and for payment instruments not yet presented for settlement.

The principal components of the Company’s settlement assets and obligations were as follows:

	As of December 31,
(in millions)	2018	2017
Settlement assets:
Cash and cash equivalents	$3,191	$1,738
Due from card associations, bank partners, and merchants	8,232	18,625

Total settlement assets	$11,423	$20,363

Settlement obligations:
Payment instruments outstanding	$12	$11
Card settlements due to merchants	11,411	20,352

Total settlement obligations	$11,423	$20,363

The changes in settlement assets and obligations are presented on a net basis within operating activities in the consolidated statements of cash flows. However, because the changes in the settlement assets balance exactly offset changes in settlement obligations, the activity nets to zero.

Note 13: Acquisitions and Dispositions

2018 Acquisitions

In January 2018, the Company acquired 100% of GreekBill, a web-based billing and financial management company catering exclusively to fraternities and sororities. The purchase price was $17 million and GreekBill is reported as part of the Company’s Global Business Solutions segment. The acquisition of GreekBill had an immaterial impact on revenue and operating income.

2017 Acquisitions

In May 2017, the Company acquired 100% of Accullink Inc. (Acculynk), a leading technology company that delivers eCommerce solutions for debit card acceptance. The acquisition included Acculynk’s PaySecure debit routing technology and its range of other services. The purchase price was $85 million and Acculynk is reported as part of the Company’s Global Business Solutions segment.

In July 2017, the Company acquired 100% of CardConnect Corp. (CardConnect) for $763 million in cash, net of cash acquired. CardConnect is an innovative provider of payment processing and technology solutions and was one of the Company’s largest distribution partners. The transaction is expected to enable the Company to bring innovative partner management tools to improve merchant retention, accelerate the Company’s firm-wide independent software vendor (ISV) initiative and bring immediate capabilities in enterprise resource planning (ERP) integrated payment solutions to its customers. CardConnect operations are reported as part of the Company’s Global Business Solutions segment. The acquisition was accounted for as a business combination and the accounting is complete.

The following table summarizes the fair values of the assets acquired and liabilities assumed on the acquisition date. The excess of the purchase price over the net tangible and identifiable intangible assets’ fair value was recorded as goodwill within the Company’s Global Business Solutions segment. The goodwill recognized was attributable to increased synergies that are expected to be achieved from the integration of CardConnect as well as potential revenue enhancements to the Company.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company accounted for the business combination as follows:

(in millions)	Amount
Other current assets	$58
Property and equipment	7
Intangible assets	463
Goodwill	432
Current liabilities	(58)
Deferred tax liabilities	(139)

The following table sets forth the components of the intangible assets:

(in millions)	Acquisition-Date Fair Value	Useful Life (Years)
Agent relationships	$296	18
Merchant relationships	84	7
Software systems	39	5
Residual buyouts	23	4
Trade name	21	9

	$463

In connection with the closing of the acquisition, the Company incurred $6 million of transactions costs, which has been included as deal and deal integration costs within “Other operating expenses, net” in the consolidated statement of income for the year ended December 31, 2017.

The revenue and earnings of CardConnect have been included in the Company’s results since the acquisition date and are not material to the Company’s consolidated financial results. Supplemental pro forma results of income of the combined entities have not been presented as the financial impact to the Company’s consolidated financial statements would be immaterial.

In December 2017, the Company acquired 100% of BluePay Holdings, Inc. (BluePay) for $759 million in cash, net of cash acquired. BluePay is a provider of technology-enabled payment processing for merchants in the U.S. and Canada and was one of the Company’s largest distribution partners with a strong focus on software-enabled payments and card-not-present transactions. The transaction is expected to be highly complementary to the Company’s earlier acquisition of CardConnect and enhance the Company’s suite of innovative partner management tools to improve merchant retention, accelerate the Company’s firm-wide ISV initiative and bring immediate capabilities in ERP integrated payment solutions to its customers. BluePay operations are reported as part of the Company’s Global Business Solutions segment. The acquisition was accounted for as a business combination and the accounting is complete.

The following table summarizes the fair values of the assets acquired and liabilities assumed on the acquisition date. The excess of the purchase price over the net tangible and identifiable intangible assets’ fair value was recorded as goodwill within the Company’s Global Business Solutions segment. The goodwill recognized was attributable to increased synergies that are expected to be achieved from the integration of BluePay as well as potential revenue enhancements to the Company.

The Company accounted for the business combination as follows:

(in millions)	Amount
Other current assets	$27
Property and equipment	3
Intangible assets	450
Goodwill	389
Current liabilities	(25)
Deferred tax liabilities	(85)

The following table sets forth the components of the intangible assets:

(in millions)	Acquisition-Date Fair Value	Useful Life (Years)
Agent relationships	$195	18
Merchant relationships	216	10
Software systems	27	5
Trade name	12	5

	$450

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

In connection with the closing of the acquisition, the Company incurred $1 million of transactions costs, which has been included as deal and deal integration costs within “Other operating expenses, net” in the consolidated statement of income for the year ended December 31, 2017.

The revenue and earnings of BluePay have been included in the Company’s results since the acquisition date and are not material to the Company’s consolidated financial results. Supplemental pro forma results of income of the combined entities have not been presented as the financial impact to the Company’s consolidated financial statements would be immaterial.

In October 2017, the Company formed a digital banking joint venture, named Apiture, which combines FDC and Live Oak Bancshares, Inc. digital banking platforms, products, and services, delivering innovative technology solutions tailored for financial institutions. The joint venture will be accounted for as an equity method investment, as Apiture is owned and managed equally between the Company and Live Oak Bancshares, Inc. As a result, the contributed digital banking business is no longer consolidated into the Company’s results. During the year ended December 31, 2016, the Company’s digital banking business had revenue and operating income of $57 million and $11 million, respectively. Associated with the transaction, the Company recognized an $18 million gain on the formation of the joint venture, included within “Other income” in the consolidated statement of income as of December 31, 2017. The gain recognized represents the excess investment value over assets contributed.

2018 Dispositions

In September 2018, the Company divested its card processing business in Central and Southeastern Europe for proceeds of €387 million (the U.S. dollar equivalent is $449 million), subject to closing adjustments. The divestiture does not represent a strategic shift that will have a major effect on the Company’s operations and financial statements. The card processing business in Central and Southeastern Europe was reported within the Global Financial Solutions segment and had revenue and operating income of $79 million and $15 million, respectively, for 2018 through the disposition date. The total gain on disposition recognized was $174 million, which is included in “Other income” in the consolidated statement of income as of December 31, 2018.

In August 2018, the Company divested 100% of its remittance processing business in the U.S. for proceeds of $100 million, subject to closing adjustments. The remittance processing business is reported within the Global Financial Solutions segment and had revenue and operating loss of $50 million and $1 million, respectively, for 2018 through the disposition date. The total gain on disposition recognized was $28 million, which is included in “Other income” in the consolidated statement of income as of December 31, 2018.

2017 Dispositions

In September 2017, the Company divested all of its businesses in Lithuania, Latvia and Estonia for €73 million (the U.S. dollar equivalent is $85 million). The businesses were reported within the Global Financial Solutions segment. Associated with the transaction, the Company recognized a $4 million loss on the sale which is included in “Other income” in the consolidated statement of income as of December 31, 2017.

2016 Dispositions

In September 2016, the Company completed the sale of its Australian ATM business, which was reported as part of the Company’s Global Business Solutions segment. Associated with the transaction, the Company recognized a $34 million loss on the sale, included within “Other income” in the consolidated statement of income as of December 31, 2016. The loss is comprised of investments of $72 million reduced by cash proceeds of $38 million. The cash proceeds are reflected within “Proceeds from dispositions” within the consolidated statement of cash flows as of December 31, 2016.

Note 14: Derivative Financial Instruments

The Company enters into the following types of derivatives:

•

Interest rate contracts: The Company uses a combination of floating to fixed interest rate swaps and collars to mitigate its exposure to interest rate fluctuations on interest payments related to variable rate debt. For interest rate swaps, floating rate payments are received in exchange for fixed-rate payments. For interest rate collar contracts, no payments or receipts are exchanged unless interest rates rise or fall in excess of a predetermined ceiling or floor rate. The Company uses these contracts in a qualifying hedging relationship.

•

Foreign exchange contracts: The Company uses cross-currency swaps to protect the net investment in certain foreign subsidiaries and/or affiliates with respect to changes in foreign currency exchange rates. The Company uses these contracts in qualifying hedging relationships.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company held the following derivative instruments as of December 31, 2018 and 2017:

	As of December 31,
	2018				2017
(in millions)	Notional Currency	Notional Value	Assets (a)	Liabilities (a)	Notional Currency	Notional Value	Assets (a)	Liabilities (a)
Derivatives designated as hedges of net investments in foreign operations:
Foreign exchange contracts(b)	AUD	—	$—	$—	AUD	100	$28	$—
Foreign exchange contracts	EUR	915	—	19	EUR	915	—	76
Foreign exchange contracts	GBP	150	6	—	GBP	150	—	6
Foreign exchange contracts	CAD	95	5	—	CAD	95	—	2

			11	19			28	84

Derivatives designated as cash flow hedges:
Interest rate collar contracts(c)	USD	2,800	10	—	USD	4,300	12	—
Interest rate swap contracts(d)	USD	7,250	—	44			—	—

			10	44			12	—

			$21	$63			$40	$84

(a)

The Company’s derivatives are subject to master netting agreements to the extent that the swaps are with the same counterparty. The terms of those agreements require that the Company net settle the outstanding positions at the option of the counterparty upon certain events of default.

(b)	Foreign exchange contract expired January 2018.
(c)

The interest rate collar with a notional value of $1.5 billion matured in September 2018. The remaining interest rate collars with a notional value of $1.3 billion and $1.5 billion will mature in January 2019 and September 2019, respectively.

(d)

The Company entered into new interest rate swaps with a notional value of $2.5 billion in May 2018 which expires in May 2021. The Company entered into new interest rate swap contracts with a notional value of $4.75 billion in December 2018 which expires in December 2020.

The maximum length of time over which the Company is hedging its currency exposure of net investments in foreign operations, through utilization of foreign exchange contracts, is through June 2020.

The maximum length of time over which the Company is hedging its exposure to the variability in future cash flows for forecasted transactions related to the payment of variable interest on existing financial instruments is through May 2021.

As of December 31, 2018, the Company has not posted any collateral related to any of its derivative financial instruments.

Fair Value Measurement

The carrying amounts for the Company’s derivative financial instruments are the estimated fair value of the financial instruments. The Company’s derivatives are not exchange listed and therefore the fair value is estimated under an income approach using Bloomberg analytics models that are based on readily observable market inputs. These models reflect the contractual terms of the derivatives, such as notional value and expiration date, as well as market-based observables including interest and foreign currency exchange rates, yield curves, and the credit quality of the counterparties. The models also incorporate the Company’s creditworthiness in order to appropriately reflect non-performance risk. Inputs to the derivative pricing models are generally observable and do not contain a high level of subjectivity and, accordingly, the Company’s derivatives were classified within Level 2 of the fair value hierarchy. While the Company believes its estimates result in a reasonable reflection of the fair value of these instruments, the estimated values may not be representative of actual values that could have been realized or that will be realized in the future.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Effect of Derivative Instruments on the Consolidated Financial Statements

Derivative gains and (losses) were as follows for the years ended December 31, 2018, 2017, and 2016:

	Year ended December 31,
	2018		2017		2016
(in millions, pretax)	Interest Rate Contracts	Foreign Exchange Contracts	Interest Rate Contracts	Foreign Exchange Contracts	Interest Rate Contracts	Foreign Exchange Contracts
Derivatives designated as hedging instruments:
Gain (loss) recognized in “Foreign currency translation adjustment” in the consolidated statements of comprehensive income (effective portion)	$—	$104	$—	$(98)	$—	$58
(Loss) gain recognized in “Derivative instruments” in the consolidated statements of comprehensive income (effective portion)	(46)	—	9	—	3	—
Derivatives not designated as hedging instruments:
Loss recognized in “Other income” in the consolidated statements of income	$—	$—	$—	$—	$(5)	$—

Accumulated Derivative Gains and Losses

The following table summarizes activity in other comprehensive income for the years ended December 31, 2018, 2017, and 2016 related to derivative instruments classified as cash flow hedges and net investment hedges held by the Company:

	Year ended December 31,
(in millions, after tax)	2018	2017	2016
Accumulated gain included in other comprehensive income at beginning of the period	$121	$177	$116
Increase (decrease) in fair value of derivatives that qualify for hedge accounting, net of tax(a)(b)	44	(56)	61

Accumulated gain included in other comprehensive income at end of the period	$165	$121	$177

(a)	Gains are included in “Derivative instruments” and “Foreign currency translation adjustment” on the consolidated statements of comprehensive income.
(b)	Net of $(14) million, $33 million, and $0 million tax (expense) benefit for the years ended December 31, 2018, 2017, and 2016, respectively.

Note 15: Commitments and Contingencies

Operating Leases

The Company leases certain of its facilities and equipment under operating lease agreements, substantially all of which contain renewal options and escalation provisions. The Company incurred total rent expense of $83 million, $80 million, and $79 million for the years ended December 31, 2018, 2017, and 2016, respectively. Future minimum aggregate rental commitments as of December 31, 2018 under all noncancelable operating leases, net of sublease income are due in the following years:

Year ended December 31, (in millions)	Amount
2019	$59
2020	52
2021	47
2022	41
2023	36
Thereafter	91

Total	$326

The Company has certain guarantees embedded in leases and other agreements wherein the Company is required to relieve the counterparty in the event of changes in the tax code or rates. The Company believes the fair value of such guarantees is insignificant due to the likelihood and extent of the potential changes.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Letters of Credit

The Company has $35 million in outstanding letters of credit as of December 31, 2018, of which $5 million and $30 million were issued under the Company’s senior secured and unsecured revolving credit facilities, respectively. See “Senior Secured Revolving Credit Facility” and “Senior Unsecured Revolving Credit Facility” provided in note 2 “Borrowings” of these consolidated financial statements for more information. The letters of credit are held in connection with lease arrangements, bankcard association agreements, and other security agreements. The Company expects to renew most of the letters of credit prior to expiration.

Legal

The Company is involved in various legal proceedings. Accruals have been made with respect to these matters, where appropriate, which are reflected in the Company’s consolidated financial statements. The Company may enter into discussions regarding settlement of these matters, and may enter into settlement agreements, if it believes settlement is in the best interest of the Company. The matters discussed below, if decided adversely to or settled by the Company, individually or in the aggregate, may result in liability material to the Company’s financial condition and/or results of income.

There are asserted claims against the Company where an unfavorable outcome is considered to be reasonably possible. These claims can generally be categorized in the following areas: (1) patent infringement which results from claims that the Company is using technology that has been patented by another party; (2) merchant matters often associated with alleged processing errors or disclosure issues and claims that one of the subsidiaries of the Company has violated a federal or state requirement regarding credit reporting or collection in connection with its check verification guarantee, and collection activities or other claims arising from its merchant business; and (3) other matters which may include issues such as employment and indemnification obligations to purchasers of former subsidiaries. The Company’s estimates of the possible ranges of losses in excess of any amounts accrued are $0 to $5 million for patent infringement, $0 to $93 million for merchant matters, and $0 to $5 million for other matters, resulting in a total estimated range of possible losses of $0 to $103 million for all of the matters described above.

The estimated range of reasonably possible losses is based on information currently available and involves elements of judgment and significant uncertainties. As additional information becomes available and the resolution of the uncertainties becomes more apparent, it is possible that actual losses may exceed the high end of the estimated range.

Other

In the normal course of business, the Company is subject to claims and litigation, including indemnification obligations to purchasers of former subsidiaries. Management of the Company believes that such matters will not have a material adverse effect on the Company’s results of operations, liquidity or financial condition.

Note 16: Employee Benefit Plans

Defined Contribution Plans

The Company maintains defined contribution benefit plans covering virtually all of the Company’s U.S. employees and defined contribution pension plans for international employees primarily in the United Kingdom and Australia. The plans provide tax-deferred amounts for each participant, consisting of employee elective contributions, Company matching and discretionary Company contributions. Effective January 1, 2014, the Company suspended matching contributions for all U.S. participants. As a result, the U.S. Plan is no longer a safe harbor plan. The Company plans to reinstate a matching contributions plan for U.S. participants on January 1, 2019.

The following table presents the aggregate amounts charged to expense in connection with these plans:

Year ended December 31, (in millions)	Amount
2018	$13
2017	10
2016	11

Defined Benefit Plans

The Company has defined benefit pension plans which are frozen and covers certain full-time employees in the United Kingdom and the U.S. The Company also has separate plans covering certain employees located primarily in Germany and Austria.

The Company contributed cash in the amount of $0 million, $19 million, and $19 million to defined benefit plans for the years ended December 31, 2018, 2017, and 2016, respectively.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company recognizes the funded status of its defined benefit pension plans, measured as the difference between the fair value of the plan assets and the projected benefit obligation, in the consolidated balance sheets, as follows:

	As of December 31,
(in millions)	2018	2017
U.K. plan:
Plan benefit obligations	$(597)	$(686)
Fair value of plan assets	786	891

Net pension assets(a)	189	205

U.S. and other foreign plans:
Plan benefit obligations	(205)	(234)
Fair value of plan assets	143	166

Net pension liabilities(b)	(62)	(68)

Funded status of the plans	$127	$137

(a)	Pension assets are included in “Other long-term assets” of the consolidated balance sheets.
(b)	Pension liabilities are included in “Other long-term liabilities” of the consolidated balance sheets.

The accumulated benefit obligation for all defined benefit pension plans was $802 million and $920 million as of December 31, 2018 and 2017, respectively.

Based on the valuation techniques described in note 1 “Summary of Significant Accounting Policies”, as of December 31, 2018, Plan assets are comprised of approximately 15% of Level 1 securities, 85% of Level 2 securities, and an immaterial amount of Level 3 securities.

The Plan paid benefits in the amount of $56 million, $59 million, and $39 million for the periods ended December 31, 2018, 2017, and 2016, respectively. The estimated future benefit payments, which reflect expected future service, are expected to be as follows:

Year ended December 31, (in millions)	Amount
2019	$29
2020	30
2021	33
2022	34
2023	37
2024-2028	197

The Company’s post-retirement health care and other insurance benefits for retired employees are limited and not material.

Note 17: Supplemental Financial Information

Supplemental Consolidated Statements of Income Information

The following table details the components of “Other income” on the consolidated statements of income:

	Year ended December 31,
(in millions)	2018	2017	2016
Investment gains	$3	$1	$35
Divestitures	197	18	(34)
Non-operating foreign currency gains (loss)	6	(1)	19
Other miscellaneous expense	(5)	(2)	(3)

Other income	$201	$16	$17

Investment gains

On June 21, 2016, Visa Inc. (Visa) acquired Visa Europe (VE), of which the Company was a member and shareholder through certain subsidiaries. On June 21, 2016, the Company received cash of €24.2 million ($27 million equivalent at June 21, 2016) and Visa preferred stock which is convertible into Visa common shares. The Company will also receive a deferred payment three years after the closing date of the acquisition, valued at approximately €2.3 million ($2.6 million equivalent at June 21, 2016). As of June 21, 2016, the Class A common stock equivalent of the preferred stock was approximately $19 million. However, the preferred shares have been assigned a value of zero based on transfer restrictions and Visa’s ability to adjust the conversion ratio dependent on the outcome of existing and potential litigations in the Visa Europe territory over the next 10 years. The Company did not identify any relevant transactions in Visa preferred stock on or before December 31, 2018, with observable price changes, and thus the Company continues to carry these shares at zero value.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Divestitures

See note 13 “Acquisitions and Dispositions” of these consolidated financial statements for more information on the Company’s significant divestitures.

Supplemental Consolidated Balance Sheet Information

	As of December 31,
(in millions)	2018	2017
Prepaid expenses and other current assets:
Prepaid expenses	$133	$156
Inventory	116	98
Other	70	81

Total Prepaid expenses and other current assets	$319	$335

Property and equipment:
Land	$50	$58
Buildings	235	270
Leasehold improvements	117	96
Equipment and furniture	1,603	1,508
Equipment under capital lease	547	607

Property and equipment	2,552	2,539
Less: Accumulated depreciation	(1,647)	(1,588)

Total Property and equipment, net of accumulated depreciation	$905	$951

Accounts payable and accrued liabilities:
Accounts payable	$276	$247
Accrued interest expense	147	154
Other accrued expenses	724	712
Other	489	546

Total Accounts payable and accrued liabilities	$1,636	$1,659

Note 18: Investment in Affiliates

Segment results include the Company’s proportionate share of income from affiliates, which consist of unconsolidated investments accounted for under the equity method of accounting. The most significant of these affiliates are related to the Company’s merchant bank alliance program.

A merchant alliance, as it pertains to investments accounted for under the equity method, is an agreement between the Company and a financial institution that combines the processing capabilities and management expertise of the Company with the visibility and distribution channel of the bank. The alliance acquires credit and debit card transactions from merchants. The Company provides processing and other services to the alliance and charges fees to the alliance primarily based on contractual pricing. These fees have been separately identified on the face of the consolidated statements of income.

As of December 31, 2018, there were twenty-one affiliates accounted for under the equity method of accounting, comprised of seven merchant alliances and fourteen strategic investments in companies in related markets.

As of December 31, 2018, the Company had no unconsolidated significant subsidiaries that were not required to be consolidated, but represented more than 20% of the Company’s pretax income. For the year ended December 31, 2017, the Wells Fargo alliance did meet the Significant Subsidiary test provided in Regulations S-X Rule 1-02 (w) in that the Company’s equity earnings of this alliance exceeded 20% of the Company’s consolidated income from continuing operations before income taxes.

A summary of financial information for the merchant alliances and other affiliates accounted for under the equity method of accounting is presented below:

	As of December 31,
(in millions)	2018	2017
Total current assets	$3,764	$5,427
Total long-term assets	187	239

Total assets	$3,951	$5,666

Total current liabilities	$3,669	$5,347
Total long-term liabilities	3	8

Total liabilities	$3,672	$5,355

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The primary components of assets and liabilities are settlement-related accounts similar to those described in note 12 “Settlement Assets and Obligations” of these consolidated financial statements.

	Year ended December 31,
(in millions)	2018	2017	2016
Net operating revenues	$1,372	$1,374	$1,434
Operating expenses	745	712	666

Operating income	$627	$662	$768

Net income	$615	$646	$749
FDC equity earnings	221	222	260

The formation of a merchant alliance accounted for under the equity method of accounting generally involves the Company and/or a financial institution contributing merchant contracts to the alliance and a cash payment from one owner to the other to achieve the desired ownership percentages. The asset amounts reflected above are owned by the alliances and other equity method investees and do not include any of such payments made by the Company. The amount by which the total of the Company’s investments in affiliates exceeded its proportionate share of the investees’ net assets was approximately $0.9 billion and $0.9 billion as of December 31, 2018 and 2017, respectively.

The non-goodwill portion of this amount is considered an identifiable intangible asset that is amortized. The estimated future amortization expense for these intangible assets as of December 31, 2018 is as follows:

Year ended December 31, (in millions)	Amount
2019	$4

These amounts assume that these alliances continue as they currently exist. Much of the difference between the Company’s proportionate share of the investees’ net income and the Company’s equity earnings relate to this amortization.

Note 19: Selected Quarterly Financial Results (Unaudited)

The following tables show a summary of the Company’s quarterly financial information for each of the four quarters of 2018 and 2017:

	2018
(in millions, except per share amounts)	First	Second	Third	Fourth
Revenues	$2,282	$2,448	$2,369	$2,399
Expenses	1,934	1,910	1,894	1,865

Operating profit	$348	$538	$475	$534

Net income	$134	$402	$448	$214
Net income attributable to First Data Corporation	101	341	401	162
Net income per share:
Basic	0.11	0.37	0.43	0.17
Diluted	0.11	0.36	0.42	0.17

	2017
(in millions, except per share amounts)	First	Second	Third	Fourth
Revenues	$2,801	$3,025	$3,076	$3,150
Expenses	2,475	2,558	2,659	2,652

Operating profit	$326	$467	$417	$498

Net income	$79	$243	$340	$1,002
Net income attributable to First Data Corporation	36	185	296	948
Net income per share:
Basic	0.04	0.20	0.32	1.03
Diluted	0.04	0.20	0.31	1.00

The 2018 results include the impact of adopting the New Revenue Standard. See note 1 “Summary of Significant Accounting Policies” for more information.

The change in net income during the fourth quarter of 2017 was primarily driven by the release of a valuation allowances associated with the Company’s deferred tax assets.

Note 20: Subsequent Events

On January 16, 2019, the Company and Fiserv, Inc. (Fiserv), and 300 Holdings, Inc. (Merger Sub), a wholly-owned subsidiary of Fiserv, entered into an agreement and plan of merger (Merger Agreement), pursuant to which the Company will merge into Merger Sub (the Merger). The terms are subject to the conditions set forth in the Merger

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Agreement, which states at closing each share of the Company’s common stock issued and outstanding will be converted into the right to receive 0.303 (Exchange Ratio) of a share of common stock, par value $0.01 per share, of Fiserv. The Company’s equity awards will generally be converted into Fiserv equity awards after giving effect to the Exchange Ratio and appropriate adjustments and be governed by the same terms and conditions as applicable to the Company’s corresponding equity awards. Completion of the Merger is subject to customary closing conditions for both parties. The Company currently anticipate that it will close the merger during the second half of 2019. For additional information see Form 425 filed with the Securities and Exchange Commission dated January 16, 2019 and available through the “Investor Relations” portion of our website at http://investor.firstdata.com.

FIRST DATA CORPORATION

SCHEDULE II—Valuation and Qualifying Accounts

		Additions		Deductions
Description (in millions)	Balance at Beginning of Period	Charged to Costs and Expenses	Reclassifications from Other Accounts(a)	Write-offs Against Assets	Balance at End of Period
Year ended December 31, 2018 deducted from receivables	$54	$82	$—	$84	$52
Year ended December 31, 2017 deducted from receivables	87	82	1	116	54
Year ended December 31, 2016 deducted from receivables	83	85	1	82	87

(a)	Amounts related to reclassifications from “Accounts payable and accrued liabilities” to “Allowance for doubtful accounts” in the Company’s consolidated balance sheets.